Registration No. No.333-58085

                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549


                              AMENDMENT NO. 1 TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  JTH TAX, INC.
                (Name of small business issuer in its charter)



        Delaware                             7291                       54-1828391
  (State or Jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)    Classification Code Number)        Identification No.)



        2610 Potters Road, Virginia Beach, Virginia 23452 (757) 340-7610
          (Address and telephone number of principal executive office)

                2610 Potters Road, Virginia Beach, Virginia 23452
(Address of principal place of business or intended principal place of business)

John T. Hewitt, 2610 Potters Road, Virginia Beach, Virginia 23452 (757) 340-7610
     (Name, address and telephone number of agent for service)

   Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and with the securities commissions for the states in which the Issuer intends to offer the securities for sale. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

           SUBJECT TO COMPLETION, DATED ____________ September, 1998

Prospectus

                                310,000 Shares
                                 JTH TAX, INC.
                             Class A Common Stock

      JTH Tax, Inc. (the "Company") is offering a maximum of 310,000 shares and a minimum of 40,000 shares (the "Shares") of Class A common stock, par value $1.00 per share (the "Class A Common Stock"), at a price of $12.50 per Share. There is no public market for any of the Company's securities, and it is not anticipated that a market will develop for the Shares following the completion of this offering.



      The offering will be made on a best-efforts basis by the Company through its director and officer, John K. Seal. If at least 40,000 Shares are not sold at a price of at least $12.50 per Share within 30 days of the date that the registration statement relating to these securities becomes effective, the proceeds of any sale of Shares will be returned to investors (with interest) and the offering will be terminated. If at least 40,000 Shares are sold by that date, subscriber funds received through that date will be released to the Company. Members of the Company's management may, but are not obligated to purchase Shares. See "Plan of Distribution." Any Shares purchased by the Company's management may be counted toward the determination of whether the minimum offering amount has been met.


      The Shares entitle holders to elect one less director than the shareholders of the Class B Common Stock are entitled to elect.

                                 --------------




           INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
     DEGREE OF RISK. PURCHASERS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT AND A PROSPECTIVE PURCHASER SHOULD NOT INVEST
   IN THE OFFERING UNLESS THE PURCHASER CAN AFFORD THE LOSS OF THE ENTIRE
             INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9.

                                 --------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITIES NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              --------------------



===============================================================================
                                           Underwriting          Proceeds
                       Price to Public     Discounts(1)        to Company(2)
-------------------------------------------------------------------------------
Per Share.........         $12.50               --                $12.50
===============================================================================
Total Maximum.....       $3,875,000             --               $3,875,000
===============================================================================
(1) The offering is being made by the Company through its officer and director, who will not be separately compensated for doing so.
(2)   Before deducting expenses of the offering, estimated to be $100,000.



           The date of this Prospectus is September __, 1998.

AVAILABLE INFORMATION.......................................................   5


SUMMARY.....................................................................   5


RISK FACTORS................................................................   8



USE OF PROCEEDS.............................................................  16


DILUTION....................................................................  17

PLAN OF DISTRIBUTION........................................................  18

LEGAL PROCEEDINGS...........................................................  19

MANAGEMENT..................................................................  18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............  22

DESCRIPTION OF CAPITAL STOCK................................................  23

EXPERTS.....................................................................  25

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................  25

BUSINESS....................................................................  25

MANAGEMENT DISCUSSION AND ANALYSIS..........................................  37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................  37

EXECUTIVE COMPENSATION......................................................  35

REPORTS TO STOCKHOLDERS.....................................................  38

                              AVAILABLE INFORMATION

       The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


       The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (No. 333-) 58085) (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof, which may be inspected at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained through the Commission's Internet address at http://www.sec.gov. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.


       This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified as such because the context of the statement includes words such as the Company "believes," "anticipates," "expects," "estimates," "intends," or other words of similar intent. Similarly, statements that describe the Company's future plans, objectives and goals are also forward-looking statements. The Company's actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                     SUMMARY

       The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                  The Company

       The Company is a Delaware corporation formed in October 1996 to provide retail income tax return preparation services to taxpayers primarily in the lower- to middle-income tax brackets. The Company operates in Canada through its majority-owned subsidiary, Tax Depot Inc., a corporation organized under the laws of the Province of Manitoba ("Tax Depot"). (Throughout this Prospectus, references to the Company's Canadian operations and to Tax Depot's operations are used interchangeably.) Tax Depot currently operates under the trade name "U&R Tax Depot" but the Company intends to conduct business in both Canada and the U.S. under the name "Liberty Tax Service" by the 1999 tax season. During the 1998 tax season, there were 207 U&R Tax Depot offices (13 of which were owned by Tax Depot and the balance of which were owned by franchisees of Tax Depot) extending from the Maritimes to British Columbia. In addition, the Company owned and operated five tax preparation offices in Columbus, Ohio during the 1998 tax season.

       The Company seeks competitive advantage in its markets by (i) providing prompt tax return preparation at a reasonable price, (ii) providing electronic filing services, (iii) providing ancillary services, such as audit assistance, tax return checking and taxation seminars, and (iv) offering a refund anticipation loan program pursuant to which the Company will arrange, for a fee, loans to customers based upon the size of the customers' tax refunds.


       The Company intends to use the proceeds of this offering to expand its operations in the United States. Until April 30, 1999, the Company's ability to own or franchise tax preparation offices in the U.S. is limited by certain restrictive covenants to which John T. Hewitt, the Company's Chairman, Chief Executive Officer, President and founder, and John K. Seal, Vice President, Treasurer and director of the Company, are subject. The Company will seek further expansion of its operations in the United States after the termination of those restrictive covenants. See "Risk Factors - Existence of Restrictive Covenants and Potential for Litigation if Violated."


       The Company's principal executive offices are located at 2610 Potters Road, Virginia Beach, VA 23452 and its telephone number is (757) 340-7610.

                                 The Offering

Securities offered.....................   310,000  shares  of  Class A  Common
                                          Stock

Securities to be outstanding after
the offering...........................   710,000  shares  of  Class A  Common
 .......................................   Stock 90,000 shares of Class B Common
 .......................................   Stock

Use of proceeds........................   The proceeds of the offering,  after
                                          the  payment of  offering  expenses,
                                          are  expected  to  be  used  by  the
                                          Company   to    purchase    existing
                                          tax    practices    in   the   U.S.,
                                          establish  up to 30 new  tax  return
                                          preparation  offices  in  the  U.S.,
                                          and develop software.


Risk factors...........................   An    investment   in   the   Shares
                                          involves  a  high  degree  of  risk.
                                          See  "Risk  Factors"   beginning  on
                                          page 8  hereof  for  information
                                          that   should   be   considered   by
                                          prospective investors.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares. The cautionary statements set forth below and elsewhere in this Prospectus should be read as accompanying forward-looking statements included under "Business" and elsewhere herein. The risks described in the statements set forth below could cause the Company's results to differ materially from those expressed in or indicated by such forward-looking statements.


      History of Operating Losses. The Company's operations commenced in September 1997 with its purchase of a 60% interest in Tax Depot, an established provider of tax preparation services in Canada. In addition, the Company commenced tax preparation operations in Columbus, Ohio in 1998. As a recently formed entity, the Company has minimal operating history upon which an evaluation of its future prospects can be made. For its most recent fiscal year ended April 30, 1998, although the Company did show a profit, its operating expenses exceeded its revenues. A significant portion of the Company's income was earned from gains on its investment portfolio. See "Consolidated Financial Statements." There can be no guarantee that the Company will show a profit from operations or from further appreciation of its investments in future years. The Company's future viability, profitability and growth will depend upon its ability to successfully operate and expand its Canadian operations and its ability to commercialize its tax services through establishment of Company-owned and franchised offices in the United States. The Company's prospects in the U.S. must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment and development of a new business, particularly in the tax return preparation industry which is characterized by intense competition, two dominant national tax return preparation firms and ease of market entry. There can be no assurance that any of the Company's efforts will prove successful or that it will not incur operating losses in future years.

      Lack of Public Market for Shares. No active market for the Shares will exist following the closing of this offering, nor does the Company have any immediate plans to list the Shares on an exchange. Further, information regarding the Company and the Shares may not be readily available. Investors should be prepared to hold their investment in the Shares indefinitely. See "Market for Common Equity and Related Stockholder Matters."



      Minimum Offering. The consummation of this offering is conditioned upon a minimum of 40,000 Shares at a price of $12.50 per share (the "Minimum Offering Amount") being sold within 30 days after the date of effectiveness of the registration statement for this offering (the "Minimum Offering Date" ) and together the "Minimum Conditions"). In the event that the Minimum Conditions are not met, the Company is required to return the proceeds of any Shares which were sold in this offering up to the Minimum Offering Date, with interest, and this offering will be terminated. See "Plan of Distribution Repayment if Minimum Conditions Not Met." If, however, the Minimum Conditions are satisfied and the Company proceeds with this offering, there is a risk that the Company may receive substantially less than the $3,875,000 sought in this offering. To the extent that less than the maximum number of Shares is sold, the Company is subject to increased risk that it will have insufficient funds to open all of the offices and/or acquire all of the tax service practices that it anticipates it will fund with the maximum proceeds of this offering, and to operate for the 3-year period that the Company anticipates it can operate if the maximum number of Shares is sold. See "Risk Factors - Need for Additional Financing."


      Need for Additional Financing. Although the Company expects that the net proceeds of this offering will be sufficient to fund the Company's U.S. operations for at least three years following its completion, this estimate is based upon certain assumptions regarding the number of the Company's tax preparation offices in both Canada and the United States operating during such period, the cost of establishing and purchasing tax preparation offices, operating expenses, revenues from tax return preparation in Canada and the United States and similar matters, including the assumption that the maximum number of Shares offered hereby is sold. If only the minimum number of Shares is sold, the net proceeds together with all other sources of financing currently available will still be able to sustain the Company's plans for three years but at a much slower rate of growth since fewer and smaller offices would be opened. See "Use of Proceeds." There can be no assurance that such assumptions will be realized or that unforeseen costs will not be incurred. See "Business-Growth Strategy." In addition, the Company will likely need additional capital in order to expand its U.S. operations beyond the purchase of the existing practices and the establishment of the 30 Company-owned offices that the Company plans to fund through this offering. It is unlikely that cash flow from operations will be sufficient to support material growth during the next several years of operations. There can be no assurance that the Company will be able to obtain capital as and when needed (either for operational purposes or to fund expansion) upon terms acceptable to it.

      Existence of Restrictive Covenants and Potential for Litigation if Violated. Mr. Hewitt, the Company's Chairman, Chief Executive Officer and President, and Mr. Seal, the Company's director, Vice President of Operations and Treasurer, are subject to covenants not to compete with their former employer, Jackson Hewitt Inc. ("Jackson Hewitt"), a national tax return preparation service company, now owned by Cendant Corp., in any city, town or county within the geographical limits of the United States, its territories and possessions in which Jackson Hewitt or its franchises, "business partners" or other business entities bearing its tradename were conducting business as of December 9, 1996, or in which Jackson Hewitt had made plans or preparations, of which Mr. Hewitt or Mr. Seal were aware, to locate a franchise or entity prior to such date. The restrictive covenants expire on April 30, 1999. As of April 30, 1997, Jackson Hewitt had 1,296 franchised offices and 76 company-owned offices in 41 states. The covenants pertaining to Messrs. Hewitt and Seal effectively prohibit the Company from establishing offices in most large urban or suburban areas, and thus from creating a national presence in the United States, prior to the 2000 tax season. Accordingly, such covenants may adversely affect the Company's growth, revenues and profitability at least until their expiration.


      In addition, Mr. Hewitt (and, derivatively, the Company) is subject to covenants prohibiting his use of "confidential and proprietary information" about or relating to Jackson Hewitt or its customers. As used in the covenant, the term "confidential and proprietary information" is broadly defined to cover production processes, marketing techniques, financial information, the "Hewtax" interactive software package (the tax preparation computer software developed by Mr. Hewitt and used by Jackson Hewitt), "operating principles," promotional plans or strategies, sales methods and similar matters. In particular, there can be no assurance that any proprietary computer software developed by the Company would not be challenged by Jackson Hewitt as being derivative of the "Hewtax" software and thus violative of the covenant. Mr. Seal and Martha O'Gorman, Director of Marketing, are similarly prohibited from using confidential information or trade secrets of Jackson Hewitt related to its operations and tax preparation business. The confidentiality covenants of Messrs. Hewitt and Seal and Ms. O'Gorman are, by their terms, perpetual.

      Messrs. Hewitt and Seal and Ms. O'Gorman are also subject to "non-disparagement covenants" which prohibit them from doing or saying anything which might reasonably be expected to materially harm the business interests of Jackson Hewitt. The non-disparagement covenant of Ms. O'Gorman expires on November 20, 1998 and those of Messrs. Hewitt and Seal expire on April 30, 1999.


      Although the Company believes that its proposed operations (which include creating all of its own training, sales, operating and marketing materials and using commercial or in-house developed software), and the activities of its officers will not violate these covenants, in view of the broad nature of the definitions of "confidential and proprietary information" and "trade secrets" and the breadth of the non-disparagement covenants, there can be no assurance that Jackson Hewitt will not seek to block one or more aspects of the Company's operations (whether by seeking injunctive relief or otherwise) as contravening these covenants. To date, Jackson Hewitt has commenced one suit against Mr. Hewitt and Mr. Seal, as individuals, alleging breach of their restrictive covenants and seeking injunctive relief suspending Messrs. Hewitt's and Seal's activities in connection with the Company's Columbus, Ohio operations. See "Legal Proceedings." Jackson Hewitt obtained a voluntary dismissal of the suit shortly after its initial filing, but the dismissal was without prejudice and therefore Jackson Hewitt may file another suit asserting the same or similar claims. Although the Company was not a party to this suit and did not participate in Messrs. Hewitt's and Seal's defense, if the Company is named a party to any future legal actions brought by Jackson Hewitt alleging breach, in connection with the Company's business, of the restrictive covenants binding on Messrs. Hewitt and Seal and Ms. O'Gorman, the Company will rigorously defend itself. It is likely to be very costly for the Company to defend such future actions. There can be no assurance that even if the Company were to mount such defense, it would prevail on the merits. The granting of an injunction against the Company or any of Mr. Hewitt, Mr. Seal or Ms. O'Gorman could materially adversely affect the Company's financial condition and operations and, in certain instances, require the Company to seek alternatives to its then-current business practices or terminate operations. Jackson Hewitt could also seek and, if successful, be awarded damages which, depending upon the nature of the claim, a court's view of the enforceability of the covenants and the facts relating to such damages, may be substantial. Accordingly, if Jackson Hewitt were to make a claim, succeed on the merits and be awarded damages, it is possible that purchasers of the Class A Common Stock could lose some portion or all of their investment in the Company.

      Limited Potential for Revenue From U.S. Operations Until Expiration of Restrictive Covenants. The Company is effectively prohibited from establishing offices in most large urban and suburban areas in the United States prior to the year 2000 tax season due to the restrictive covenants which do not expire until April 30, 1999. Until such time as the Company can establish offices in these areas, it will be largely dependent on its Canadian operations to generate revenues for the immediate future.

      Offering is Not Underwritten. The Shares are being offered by the Company through John K. Seal, Vice President and a director. The offering is not being conducted through an underwriter and the Shares are not being sold by a broker-dealer registered with the Securities and Exchange Commission.

      Lack of Copyright Registration of Software Program. The Company does not expect that it will file for copyright registration for any software programs it may develop. The Company's competitors could conceivably recreate, or "reverse engineer," its tax preparation software and begin offering similar computerized and standardized services. If this were to occur, the Company may not have any practical legal recourse and could find that, in effect, it would be forced to compete with its own system. However, because the Company's tax preparation software will require updating at least annually to reflect changes in the tax law, the Company believes that it would be difficult for any unauthorized party to misappropriate the proprietary aspects of its software programs in a timely and profitable manner. See "Business-Services Offered", -"Tax Preparation."

      Importance of Refund Anticipation Loan Program and Electronic Filing. The Company believes that its refund anticipation loan program will be an important source of revenue in both the United States and Canada since members of its targeted market typically desire tax refunds as quickly as possible. The success of the program will depend, in part, on the continued availability of third party financing for the loans. See "Business Services Offered - Refund Anticipation Loan Program." To the extent that the Company does not recover the full amount of a refund anticipation loan from the proceeds of the refund, the Company's revenues may be adversely affected. While efforts will be made to collect the shortfall from the customer, there can be no assurance that any or all of the amount would be recovered. Additionally, an element critical to the Company's operating strategy, and to the refund anticipation loan program in particular, is the continuation of the IRS's and Revenue Canada's electronic filing programs. Although the IRS has established a 98% electronic filing target for the year 2000, the Company is aware of concerns expressed by the IRS and certain members of Congress regarding the filing of fraudulent electronic returns. The IRS has indicated that it has more difficulty catching fraudulent refund claims from electronic returns than from traditional paper returns. Any decision by either the IRS or Revenue Canada to suspend, terminate or substantially modify its respective electronic return filing program could materially adversely affect the Company's tax return preparation business, given the Company's expectation that a large percentage of tax returns prepared by the Company will be filed electronically.

      Government Regulation. The Company's future results of operations will depend in part on its ability to comply with Canadian, provincial, United States and state regulations affecting tax return preparers. Currently, there are no onerous Canadian, provincial, United States and or state regulations affecting the Company's operations (see "Business-Regulation"). However, the Company is aware of at least three states that have passed laws relating to the implementation of refund anticipation loan programs, and that others may be considering similar legislation. The Company has no current plans to enter markets where these laws exist but if at a future time, it does enter any such markets, it will assure that the refund anticipation loan program is in full compliance with those laws. In addition, the Company expects that many of its tax return preparers will be hired after they successfully complete a tax school offered by the Company to the general public. Some states and provinces have implemented, or are considering implementing, laws or regulations governing proprietary schools. The Company does not believe that existing laws and government regulations will materially affect the Company's operations; however, the Company cannot predict whether a change will occur in such laws and regulations, and if so, the economic or business effect of such change. To the extent that any legislation has the effect of limiting the profitability of the Company's refund anticipation loan program, or requires the Company to alter its proposed operations to comply with proprietary school requirements, the Company's operations could be adversely affected.

      Franchise Operations, United States Growth Limitation. The Company will not be establishing a significant amount of United States franchises before the year 2000 tax season; it expects to establish no more than 10 franchises for the 1999 tax season. Although the Company will begin the majority of its United States operations with Company-owned tax preparation offices, the Company anticipates that it will seek future growth primarily through establishing franchise operations in the United States and expanding Tax Depot's franchise operations in Canada. See "Business - Franchise Operations", -"General." There can be no assurance that the Company will be able to sell United States franchises or additional Canadian franchises on terms acceptable to it, or at all, or that franchisees will be able to run franchised offices profitably. The Company will seek to establish extensive training programs and quality-control procedures with respect to its franchisees; however, there can be no assurance that the programs and procedures will be effective in enabling franchisees to run successful tax preparation businesses. In addition, failure by a franchisee to provide service at acceptable levels may result in adverse publicity which can materially adversely affect the Company's ability to compete in the particular market in which the franchisee is located.

      Liability for Franchisee Actions and Obligations. Both the Company and Tax Depot will grant their franchisees a limited license to use their registered service marks and, accordingly, there is risk that one or more of the franchisees may be identified as being controlled by the Company or Tax Depot. See "Business - General." In the event that a franchisee is not adequately identified as a franchisee, the Company and/or Tax Depot could be held vicariously liable for the debts and obligations of the franchisee so misidentified.


      Regulation of Franchise Operations. During the 1997 fiscal year, franchise royalties accounted for 90% of Tax Depot's gross revenues. The profitability of the Company's future operations will depend in large part on its ability to comply with federal and state franchise regulations and Tax Depot's continued ability to comply with Canadian and provincial franchise regulations. While management currently believes that the Company and Tax Depot will be able to comply with all applicable franchise regulations, there can be no assurance that such regulations will not change and, if so, that any changes will not materially adversely affect the Company's business. See "Business - Franchise Operations -Regulation of Franchise Operations."

      Need for a Large Pool of Low Cost Seasonal Labor. In conducting their business operations, the Company, Tax Depot and their franchisees will depend, in part, on the availability of employees willing to work for little more than the minimum hourly wage, with minimal benefits, for periods of less than a year. See "Business - Tax Return Preparers." The Company's success in managing its business and any expansion of it will depend upon the ability of it and its franchisees to hire, train and supervise additional personnel, and to deal with turnover rates for lower paid employees, which may be substantial. Moreover, if the supply of this labor pool is reduced in the future for reasons within or outside of the Company's control or if the Company is required to provide its employees more extensive and costly benefits, either as a result of competition or governmental regulation, the expenses associated with the Company's operations could be substantially increased without the Company receiving offsetting increases in revenues.

      Inability of Stockholders to Vote on Tax Practice Acquisitions. The Company will have the ability, pursuant to the affirmative vote of its Board of Directors, to acquire new or existing tax practices with the proceeds of this offering. The Board of Directors will use its business judgment in approving such acquisitions which are currently unspecified and is not required to submit each prospective acquisition to a vote of the stockholders. There is a risk that acquisitions approved by the Company's Board of Directors will not be disclosed to the stockholders until after consummation of the acquisitions and that such decision would not have been acceptable to the stockholders.




      Importance of Key Employees. The Company's future success will depend in material part upon the continued services of the Company's senior management, particularly Mr. Hewitt as well as upon its ability to attract and retain capable middle management (such as regional and district directors for Company-owned offices and consultants for franchised offices, as well as training directors, tax advisors and computer personnel) with the specific executive skills necessary to assist the Company and its franchisees. The Company currently employs one district director in the United States and one district director in Canada. The Company will face competition for such personnel from numerous other entities, including competing tax return preparation firms, most of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain personnel, and the inability to do so could have a material adverse effect on the Company. The unexpected loss of the services of any of these management personnel could have a material adverse effect upon the Company. The Company currently maintains for its benefit a $1,000,000 key man life insurance policy on the life of Mr. Hewitt but does not have an employment contract with Mr. Hewitt or any other member of senior management. See "Management."




      Business is Highly Seasonal. The tax preparation business is highly seasonal, with the vast bulk of revenues being earned in the January 1 through April 15 "tax season" in the United States and the January 1 through April 30 "tax season" in Canada in each year. The Company anticipates that 80% or more of its gross revenues for a fiscal year will be generated in the tax season for that year. Both the Company and Tax Depot are is on a May 1 to April 30 fiscal year and may operate at a loss during the first eight months of each fiscal year
 .(Tax Depot switched from a calendar fiscal year on December 31, 1997). There can be no assurance that the Company's activities during the "off-season" will not cause the cash resources of the Company to be strained on a regular basis. If the Company were unable to obtain adequate sources of capital to fund its operations during the "off-season," it would be forced to curtail any existing expansions plans, cut back on its work force or take other steps to address its cash flow needs. Moreover, in view of the very compressed time period in which the Company's revenues arise in each year, it may have little or no time to respond to unforeseen changes in competitive conditions, markets, pricing, new product offerings by its competitors and similar matters which could materially adversely affect the Company's competitive position during the relevant tax season.



      Competition. The tax return preparation industry is characterized by intense competition among numerous tax service providers, accounting firms and others. Most of these competitors are more established than the Company, with substantially greater marketing, financial, personnel and other resources than are currently available to the Company. See "Business -Fees." In the low to mid-income taxpayer market targeted by the Company, competition is dominated in the United States by H&R Block, Inc. ("H&R Block") and Jackson Hewitt, both of which are large, well established national service providers. H&R Block also operates and is a major competitor in Canada; Jackson Hewitt currently has no Canadian operations. Additionally, many taxpayers in the Company's target market prepare their own returns. The Company will seek to compete by providing prompt service (generally, the Company anticipates that a customer's return can be prepared in approximately one hour, assuming the customer has assembled all appropriate records) at a reasonable price that is competitive in each geographic market (the Company estimates that its average charge per return for the 1998 tax season was $90 in the United States and C$60 in Canada). There are few significant barriers to entry into the industry, or to the adoption by competitors of some or all of the Company's marketing or operational strategies.


      Changes in Tax Laws. The tax laws of Canada and the United States have undergone a period of rapid and substantial change, and the Company anticipates that this will continue for the foreseeable future. Although the Company believes that the complexity and rapidity of the changes will provide it with an important marketing tool, it is anticipated that the Company will incur significant yearly costs in maintaining the currency of its tax return preparation software and tax preparer materials. In addition, there have been numerous proposals for simplification of United States tax laws, including "flat tax" and "modified flat tax" proposals. Adoption of any such proposals could reduce demand for the Company's services in the United States; adoption of a strict flat tax could reduce demand substantially.

      Costs of Canadian Operations. The costs of opening additional Tax Depot company offices and supporting franchises in Canada are not expected to be materially less than the costs of opening or supporting comparable United States offices. However, the Company anticipates that the average fee per return will be approximately 33% less in Canada due to the less complex structure of Canadian tax law. Accordingly, to achieve the same level of revenue per office as a comparable United States office, a Canadian office will be required to process more returns than a U.S. office. In addition, because the fees Tax Depot will charge in Canada will be denominated in Canadian dollars there is risk that fluctuations in the value of the Canadian dollar relative to the United States dollar will result in losses from foreign currency exchanges. Canadian sales and operations may also be affected by factors beyond the Company's control, including imposition of governmental licensing or other controls or restrictions, and changes in Canadian tax law.


      Control by Principal Stockholder. The Company's common stock is divided into two classes (see "Description of Capital Stock"). Purchasers in this offering will own Class A Common Stock; all the outstanding Class B Common Stock is owned by Mr. Hewitt, the President and Chief Executive Officer of the Company. The Company's certificate of incorporation provides that the Class B stockholders have the right to elect one more director than may be elected by the Class A stockholders. As a consequence, Mr. Hewitt will have effective control of the Board of Directors irrespective of how many shares of Class A Common Stock are outstanding.

     No Cash Dividends. Since its inception, the Company has not paid any cash dividends on the Class A Common Stock or Class B Common Stock. The Company intends to retain future earnings, if any, to provide funds for the operation of its business and, accordingly, does not anticipate paying any cash dividends in the reasonably foreseeable future. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

      Management Discretion in Allocating Proceeds. The Company expects to use the proceeds of the offering to establish approximately 30 new tax preparation offices at a cost of $50,000 each, purchase 18 existing tax practices at approximately $100,000 each and develop new software with approximately $475,000. See "Use of Proceeds." The Company's management, however, has the flexibility to reallocate some or all of the proceeds among these uses as business conditions necessitate and also to allocate some or all of the proceeds to general corporate purposes. Accordingly, there is a risk that the proceeds will not be used exactly as described in the Prospectus.

      No Independent Directors. The Company does not currently have any independent (non-employee) directors on its Board. It also does not have an Audit Committee or a Compensation Committee. All decisions regarding the business of the Company and its employee and officer compensation are currently made by its officers. The Company expects to appoint two independent directors before May 1999. It also intends to establish an Audit Committee and Compensation Committee, the majority of whose members will be independent directors.

      Insurance Coverage. The Company maintains $2,000,000 of general liability insurance. The Company does not carry insurance coverage for "errors and omissions" to cover potential IRS imposed penalties for errors on prepared tax returns. Historically, the cost of these penalties has not been significant to the Company, however, there is a risk that in the future a large penalty could be imposed that would have to be borne by the Company.


      Arbitrary Determination of Offering Price. The offering price of the Shares has been determined arbitrarily by the Company based upon the Company's capital needs and does not necessarily bear any relationship to the Company's assets, book value or financial condition, or to any other recognized criterion of value.


      Loss of Goodwill. Tax Depot has been operating under the "U&R Tax Depot" name since May 1994. See "Business General." By early 1999, the Company expects to change the name of the Tax Depot owned and franchised offices to "Liberty Tax Service." Tax Depot may suffer a loss of goodwill associated with the name if former and potential new customers are not aware of the name change.



                                USE OF PROCEEDS

      Assuming this offering is fully sold, the net proceeds, after deducting estimated offering expenses of $100,000, will be approximately $3,775,000. The Company expects to use the net proceeds as follows1:

                                                  Aggregate
                  Use                             Cost                Percentage
      Establishment of new tax preparation
      offices (30 offices at $50,000 each)(2):    $1,500,000             40%

      Purchase of existing tax practices
        (18 practices at $100,000 each)(3):       $1,800,000             48%


      Software development:                          475,000             12%
                                                  ==========           =====

                                                  $3,775,000            100%
                                                  ==========           =====

    In the event that only the Minimum Offering Amount is sold, the net proceeds, after deducting estimated offering expenses of $100,000, will be approximately $400,000. The Company expects to use the net proceeds as follows:

      Purchase of existing tax practices
         (8 practices at $50,000 each (4).):       $400,000             100%

The proceeds of the sale of additional Shares (above the Minimum Offering Amount) will be applied to purchasing additional tax practices, then to software development and finally to the establishment of new tax preparation offices.

------------------
    1 The Company also expects to open about 100 new franchised locations (90% in Canada and 10% in the United States), however, none of the proceeds will be allocated to the costs of these franchises.

     2 Most of these new offices are expected to be opened in Canada, however, a small amount may be opened in the United States. The Company has not yet entered into any agreements for these new offices.

    3 Existing tax practices are expected to be opened in both the Canadian and United States markets. The Company has not yet entered into any agreements to purchase these practices.

    4 The Company will purchase less expensive practices if only the minimum offering proceeds are received.

      While the foregoing represents the Company's best estimate of its expected use of net proceeds, the amounts actually expended for the purposes set forth above may vary significantly depending upon numerous factors, including the actual costs incurred in purchasing existing tax practices, leasing and furnishing office space, and personnel costs. The Company reserves the right to reallocate proceeds among the foregoing uses and for general corporate purposes.

                                   DILUTION


      The offering price per Share is more than the price paid per share for the Company's securities in the past. Thus, purchasers in the offering will experience immediate dilution of the value of their shares in the amount of $4.65 per share.

      In connection with the incorporation of the Company, Mr. Hewitt purchased 1,000 shares of Class B Common Stock for $.10 per share. In December 1996, Mr. Hewitt capitalized the Company by contributing to it certain securities with an aggregate market price at the time of contribution of $176,000. In return therefor, Mr. Hewitt was issued 44,000 shares of Class B Common Stock resulting in a price per share of $4.00. In July 1997, the Company sold 200,000 shares of Class A Common Stock to a select group of investors for a price of $10.00 per share. On January 10, 1997, the Company declared a stock dividend of one share of Class A Common Stock or Class B Common Stock for each such share outstanding, resulting in an aggregate of 400,000 shares of Class A Common Stock and 90,000 shares of Class B Common Stock outstanding as of the date of this Prospectus.

      At April 30, 1998, the net tangible book value of the Company's Class A Common Stock combined with the Class B Common Stock (which is convertible into Class A Common Stock) was approximately $5.12 per share. Net tangible book value represents the amount of the Company's shareholders' equity (net tangible assets less liabilities; $2,509,085) divided by the number of shares outstanding; 490,000.

      Net book value dilution per share represents the difference between the amount per share paid by purchasers of the Class A Common Stock in the offering, $12.50 and the pro forma net book value per share of the Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of 310,000 shares of Class A Common Stock in the offering (assuming that the maximum number of shares offered is sold) and the application of the estimated net proceeds therefrom, the pro forma net book value of the Company would have been 6,284,085 or $7.85 per share. This represents an immediate increase in net book value of $2.73 per share to the existing stockholders and an immediate dilution in net book value of $4.65 per share to purchasers of the Class A Common Stock in the offering, as illustrated in the following table.

      Public offering price per share                                 $12.50
         Net book value per share as of April 30, 1998       $5.12
         Increase per share attributable to new investors    $2.73
      Pro forma net book value per share after the offering            $7.85
      Net book value dilution per share to new investors     $4.65

      The following table sets forth the difference between the existing stockholders and the purchasers of shares in the offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                  Shares Purchased    Total Consideration         Average Price
                  Number   Percent    Amount       Percent        Per     Share

Existing
Stockholders      490,000   61.25%    $2,176,100     36%          $ 4.44
New Investors     310,000   38.75%    $3,875,000     64%          $12.50
                  -------  -------    ----------    ----
     Total        800,000  100.00%    $6,051,100    100%

                             PLAN OF DISTRIBUTION


      The Shares are being offered by the Company, on a best efforts basis, through John K. Seal, a director, Vice President and Treasurer of the Company. Mr. Seal will not receive any separate compensation for his efforts to sell the Shares.


      Minimum Offering Amount; Escrow Arrangements. The Minimum Offering Amount is 40,000 Shares at $12.50 per Share and the Minimum Offering Date is 30 days after the date of effectiveness of the Registration Statement. The Company has entered into an agreement with First Union National Bank (the "Escrow Agent"), a national bank which is not affiliated with the Company, Tax Depot, or any of the officers or directors of the Company or Tax Depot to act as Escrow Agent. The Escrow Agent will set up an interest bearing escrow account (the "Escrow Account") into which the proceeds of any Shares sold through the Minimum Offering Date will be placed.

      Officers and directors of the Company may purchase Shares as part of this offering but are not obligated to do so. Any such purchases will be on terms identical to those applicable to other investors. The Company has been advised that officers and directors currently intend to purchase an aggregate of 22,900 Shares in this offering (15,000 by John Hewitt, 5,000 by John Seal, 1,400 by Martha O'Gorman and 1,500 by Donna Halligan). The purchases of Shares by officers and directors may be used to meet the Minimum Offering Amount.

      Repayment if Minimum Conditions Not Met. In the event that the Minimum Conditions are not met, either by receipt of proceeds from the sale of the Minimum Offering Amount or by subscription commitments therefor, the Escrow Agent will return the subscription proceeds from the sale of the Shares to the investors with a pro rata share of earned interest. Thereafter, no more Shares will be offered for sale and any outstanding subscriptions will become null and void.

      Satisfaction of Minimum Conditions. The Escrow Agent will determine that the Minimum Conditions are met if, on the Minimum Offering Date, the funds in the Escrow Account are equal to the Minimum Offering Amount or the Escrow Agent has firm subscriptions for Shares equal to the Minimum Offering Amount or a combination thereof. Once the Minimum Conditions have been met, the Escrow Agent will release the funds in the Escrow Account to the Company and close the account. Proceeds from subsequent sales of Shares will not be escrowed.

                               LEGAL PROCEEDINGS


      To date, officers of the Company have been involved in one legal proceeding which was voluntarily dismissed by the plaintiff without prejudice and Tax Depot was a party to one action that was recently dismissed and is a party to one pending action which arose in the ordinary course of its business. Management does not believe that such proceeding will, individually or in the aggregate, have a material adverse effect on the financial condition or operations of the Company.

      In January 1998, Jackson Hewitt filed a complaint in Virginia Beach Circuit Court against Messrs. Hewitt and Seal in their individual capacities. The complaint alleged breach of their respective covenants not to compete (see "Risk Factors - Existence of Restrictive Covenants and Potential for Litigation if Violated") in connection with the operation of the Company's tax preparation offices in Columbus, Ohio. The complaint also alleged that each of Mr. Hewitt and Mr. Seal had tortiously interfered with Jackson Hewitt's contract with the other man. Jackson Hewitt sought a declaratory judgment and a preliminary injunction requiring Messrs. Hewitt and Seal to suspend their Columbus, Ohio operations. Jackson Hewitt voluntarily dismissed both suits, without prejudice, in early February 1998. Although the Company was not a party to the suit and did not participate in Messrs. Hewitt's and Seal's defense, the Company intends to vigorously defend itself if named as a party in any future legal actions that Jackson Hewitt may bring alleging breach, in connection with the Company's business, of the restrictive covenants binding Mr. Hewitt, Mr. Seal and Ms. O'Gorman.

      In February 1995, a predecessor to Tax Depot filed a trade mark application with the Registrar of Trade Marks in Ottawa, Canada for the "Tax Depot" mark. In July 1996, the registration was opposed by Ms. Heidi Gordash, who alleged prior use. On July 17, 1998, the matter was settled. Pursuant to such settlement, Tax Depot agreed to change its trade name to Liberty Tax Service by May 1999 and Ms. Gordash withdrew her suit with prejudice.


      Finally, a tax rebate discounting agent for Tax Depot, who acted solely as an agent for Tax Depot in financing tax rebate discounts and not as an employee or franchisee, has been sued by a group of clients for whom she is alleged to have prepared inaccurate and/or fraudulent returns in order to increase their rebates. Both H&R Block and Tax Depot were also named as parties to this suit. Tax Depot believes it has no liability for the agent's actions and intends to vigorously defend this suit.

                                   MANAGEMENT

      The following sets forth certain information regarding the Company's directors and executive officers.



Name              Age         Position with the Company

John T. Hewitt    49          Chairman  of  the  Board  of  Directors,   Chief
                              Executive Officer and President

John K. Seal      47          Director,   Vice  President  of  Operations  and
                              Treasurer

Martha O'Gorman   40          Director and Vice President of Marketing

Donna Halligan    46          Director,    Vice    President    of   Franchise
                              Operations and Secretary

Kathleen Curry    35          Director,   Vice  President  of  Technology  and
                              Legal Counsel

Karen Robinson    34          Vice  President  and  Regional  Director  in the
                              United States

      John T. Hewitt has been Chairman of the Board of Directors, Chief Executive Officer and President of the Company since its formation in 1996. Before that, he was the founder of Jackson Hewitt, where he served as Chairman of the Board of Directors and Chief Executive Officer from 1982 (and President from 1986) to 1996. During Mr. Hewitt's tenure, Jackson Hewitt grew from six offices to over 1,300 offices. From 1970 through 1981, Mr. Hewitt was employed by H&R Block, becoming a Regional Director in charge of over 200 offices in Pennsylvania, New Jersey and Delaware. Together with his father, Daniel J. Hewitt, Mr. Hewitt created "Hewtax," the basic tax return preparation software used by Jackson Hewitt.

      John K. Seal has been Vice President of Operations, Treasurer and a director of the Company since shortly after its formation. From 1993 through 1996, Mr. Seal served as Director of Field Operations for Jackson Hewitt. From 1990 through 1993, Mr. Seal owned and operated seven Jackson Hewitt franchise offices in the Rochester, New York territory and until 1997, he owned and operated four franchised Jackson Hewitt offices in Las Vegas, Nevada. Prior to joining Jackson Hewitt, Mr. Seal served as a financial manager at General Foods for eight years and also owned and operated a successful mini-storage business.

      Martha O'Gorman has been Vice President of Marketing and a director of the Company since its formation in 1996. From 1989 through 1996, Ms. O'Gorman served as Director of Communications for Jackson Hewitt. Before that, Ms. O'Gorman was a partner in an advertising firm in Virginia Beach, Virginia.

      Donna Halligan has been Vice President of Franchise Operations, Secretary and a director of the Company since its formation in 1996. From 1994 to 1996 she was employed by Jackson Hewitt as Director of Training, Director of Franchisee Operations and, most recently, Divisional Director in charge of company stores. Prior to joining Jackson Hewitt's headquarters operation, Ms. Halligan owned and operated six Jackson Hewitt franchise offices in the Syracuse, New York territory from 1987 to 1994. Before that, Ms. Halligan operated an independent tax preparation firm and worked for H&R Block for five years as a tax preparer.

      Kathleen Curry has been the Vice President of Technology, Legal Counsel and a director of the Company since July 1997. From 1992 through 1995, Ms. Curry served variously as Corporate Attorney, Director of Tax and Software and Regional Director for Jackson Hewitt. For a brief period during the latter part of 1995 and early part of 1996, Ms. Curry served as a Product Manager for Best Programs, Inc.

      Karen Robinson has been the United States Regional Director of the Company since September 1997. From 1992 to 1997, Ms. Robinson held various positions, including Director of Training, Franchise Operations, Liaison and Troubleshooter for Jackson Hewitt. In 1997, Ms. Robinson obtained her master's degree from Old Dominion University, where she served as an Adjunct Professor of Education from 1995 through 1997.


   All directors (except directors appointed to fill vacancies) are elected at each annual meeting of stockholders for a term of one year, and will hold office until their successors are elected and duly qualified. See "Description of Capital Stock - General" for a description of the rights of holders of each class of Common Stock with respect to the election of directors. Directors receive no compensation for serving as directors. All officers serve at the discretion of the Board of Directors.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the number and percentage of shares of both Class A Common Stock and Class B Common Stock owned, as of the date of this Prospectus, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding shares of Class A or Class B Common Stock, (b) each of the Company's directors, (c) each of the Company's executive officers, and (d) all of the Company's executive officers and directors as a group.

                                                 Common Stock
                             ------------------------------------------------
                                   Amount Own              Percent of Class
                             ----------------------      --------------------

Beneficial Owner              Class A       Class B      Class A      Class B
----------------              -------       -------      -------      -------

Directors and Executive
  Officers: (1)

John T. Hewitt                141,150(2)    90,000       35%          100%

John K. Seal                   13,162(3)         0        4%            0

Martha O'Gorman                 4,000(4)         0        1%            0

Donna Halligan                  7,000(5)         0        2%            0

Kathleen Curry                  4,000(6)         0        1%            0

Karen Robinson                  4,000(7)         0        1%            0

All Directors and Executive
  Officers as a group
     (six persons)            173,312(8)    90,000       41%          100%

Other owners of 5% or
 more of outstanding Shares:

Scott Lake Holdings Ltd.(9)   100,000            0       25%            0

--------------

(1) The address for each director and executive officer is 2610 Potters Road, Virginia Beach, Virginia 23452.
(2) includes 5,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(3) includes 4,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(4) includes 4,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(5) includes 4,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(6) includes 4,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(7) includes 4,000 shares of Class A Common Stock issuable pursuant to outstanding options.
(8) includes 25,000 shares of Class A Common Stock issuable pursuant to outstanding options.

(9)  The address for Scott Lake  Holdings,  Ltd.  is  280-6815  8th St.  N.E.,

     Calgory Alberta T2P7B7 and the beneficial owner is Gary Ibbotson, a director of Tax Depot.

                         DESCRIPTION OF CAPITAL STOCK


      General. The Company is authorized to issue 1,000,000 shares of capital stock, consisting of 800,000 shares of Class A Common Stock, 100,000 shares of Class B Common Stock and 100,000 shares of Preferred Stock, all par value $1.00 per share. As of the date of this Prospectus, there were 400,000 shares of Class A Common Stock , and 90,000 shares of Class B Common Stock outstanding. The Preferred Stock has not yet been designated and so no shares are outstanding.





      Holders of both Class A and Class B Common Stock are entitled to dividends when, as and if declared by the Board of Directors and in such amounts as the Board of Directors may deem advisable. See "Risk Factors - No Cash Dividends." In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled, after payment or provision for payment of the debts or other liabilities of the Company, and subject to the prior rights of holders of any Preferred Stock which may then be outstanding (none is currently designated under the Company's certificate of incorporation), to share ratably in the remaining assets of the Company. Neither class of Common Stock possesses preemptive rights.


      Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders. However, with respect to the election of directors, holders of each class of Common Stock, voting as a class, are entitled to elect directors on a pro rata basis in proportion to the number of shares outstanding in each class, except that holders of the Class A Common Stock are entitled to elect one less director than the number of directors elected by holders of the Class B Common Stock. Voting in each class is on a non-cumulative basis.


      A holder of the Class B Common Stock may, at the holder's option, elect to convert the Class B Common Stock into an equal number of fully paid and non-assessable shares of Class A Common Stock. The right may be exercised with respect to any portion or all of a holder's shares and at any time.

      Preferred Stock may be issued in the future. If the Company's Board of Directors does designate a class of preferred stock for issuance, it will be offered for sale to promoters on the same terms as to existing stockholders. Alternatively, such issuance will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to legal counsel.

      For one year following the date of effectiveness of the offering, the Company will not issue or reserve for issuance, more than 83,250 stock options.


      There is no public market for the Company's securities and it is not anticipated that a market will develop for the Shares following this offering.

      Anti-Takeover Provisions of Delaware Law. As a Delaware corporation, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). Under the business combination provisions of Section 203 of the Delaware Law ("Section 203"), a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, (a) shares owned by persons who are directors and also officers and
(b) employee stock plans, in certain instances), or (iii) on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66% of the outstanding voting stock that is not owned by the interested stockholder. Section 203 defines an interested stockholder to be any person who (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation or
(ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person (and the affiliates and the associates of such person) is an interested stockholder. Section 203 defines business combinations to include certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder.

      The restrictions imposed by Section 203 do not apply to a corporation if
(i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) the corporation, by the action of stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of the corporation on or before such adoption). The Company has not elected out of
Section 203. Section 203 could make it more difficult for a third party to gain control of the Company, and have a depressive effect on the price obtainable for the Class A Common Stock.


                                    EXPERTS

      The financial statements of the Company as of April 30, 1998 and April 30, 1997 included in this Prospectus or in this Registration Statement of which this Prospectus forms a part, have been audited by Hamilton Dwyer & Company, P.C., independent certified public accountants whose report thereon appears herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the reports of Hamilton Dwyer & Company, P.C., given upon the authority of such firm as an expert on accounting and auditing.

      The financial statements of Tax Depot for the fiscal year ended 1996 and 1997 included in this Prospectus or in this Registration Statement of which this Prospectus forms a part, have been audited by BDO Dunwoody, independent chartered public accountants whose report thereon appears herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the reports of BDO Dunwoody, given upon the authority of such firm as experts on accounting and auditing.



                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 102(b)(7) of the Delaware Law, the Company's certificate of incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction in which the director derives an improper personal benefit. In addition, the Company's bylaws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including such as fraudulent, dishonest or criminal acts or self-dealing.


                                   BUSINESS

General

      The Company is a Delaware corporation formed in October 1996 to provide retail income tax return preparation services for taxpayers primarily in the lower- to middle-income tax brackets. The Company intends to provide its services through both Company-owned and franchised offices in selected locations. The Company seeks competitive advantage in its markets by (i) providing prompt tax return preparation at a reasonable price, (ii) providing electronic filing services, (iii) providing ancillary services, such as audit assistance, tax return checking and taxation seminars, and (iv) offering a refund anticipation loan program under which the Company will arrange, for a fee, loans to customers based upon the size of the customers' expected tax refunds.


      The Company owns a majority interest in Tax Depot, which has been providing tax preparation services in Canada since 1972. During the 1998 tax season, there were 207 Tax Depot offices, 13 of which were owned by Tax Depot and the remainder of which were owned by Tax Depot franchisees. In addition, the Company operated five tax preparation offices in Columbus, Ohio. All Tax Depot offices currently operate under the "U&R Tax Depot" name, while the Company's Columbus, Ohio offices operate under the "Liberty Tax Service" name. The Company expects that Tax Depot Tax Depot and its franchisees will also operate their tax return preparation offices under this service mark by early 1999 pursuant to a license agreement that Tax Depot will enter into with the Company.

      As of April 30, 1998, the Company had 32 employees and Tax Depot had 52 employees. Upon the conclusion of the tax season, as of May 15, 1998, the Company had 21 employees and Tax Depot had 15 employees.

      Tax Depot. Tax Depot is a closely-held corporation incorporated under the law of the Province of Manitoba in Winnipeg. Tax Depot was formed in May 1994 as a wholly-owned subsidiary of Datatax Business Services, Ltd. ("Datatax") which was also the franchisor for U&R Tax Services, Ltd. Datatax assigned and licensed those franchises to Tax Depot which then changed the name of the franchises to U&R Tax Depot. The Company purchased its 60% interest in Tax Depot from Datatax in September 1997. Datatax still owns the remaining 40% interest in Tax Depot. Pursuant to a Shareholders Agreement entered into at the time of the Company's investment in Tax Depot, the Company has the right to nominate two of Tax Depot's three directors, while the other shareholder has the right to nominate one director. During the 1998 tax season, Tax Depot prepared 93,224 tax returns and had net revenues of C$2,143,624.

      Tax Depot recently entered into a management agreement with Save-Smart Insurance and Financial Services, Inc. ("Save Smart") to share office space with it in selected Wal-Mart stores in Canada under the name "Save Smart Tax Depot." Tax Depot provides tax return preparation services (either directly from Tax Depot or from one of its franchisees) while Save Smart provides insurance products. Tax Depot pays Save Smart a monthly fee equal to the greater of C$2,500 or 10% of its net revenues for each Save Smart Tax Depot location plus an additional 5% of such net revenues. Most of the locations will be leased by Tax Depot on behalf of its franchisees who will reimburse Tax Depot for the monthly fee paid to Save Smart. The term of the management agreement is until January 2000, subject to renewal for an additional two-year period, unless earlier terminated because of a termination of Save Smart's agreement with Wal-Mart. During the 1998 tax season, there were 33 Save Smart Tax Depot offices, 28 of which were franchises. The Company expects to expand to between 60 and 80 Save Smart Tax Depot locations within the next two years, most of which will be franchise locations. Once Tax Depot begins using the name "Liberty Tax Service," these locations will operate under the name "Save Smart Liberty Tax Service."

      Liberty Tax Service. In December 1997, the Company purchased one existing tax preparation office in Columbus, Ohio. During the 1998 tax season, the Company opened four more offices in that area which operated under the "Devore Tax Service" name. In May 1998, the Company changed the name of the offices to "Liberty Tax Service." Liberty Tax Service provides tax return preparation services, electronic filing services, audit assistance, tax return checking, refund loans and tax seminars to its customers.

Services Offered

      Tax Preparation. There are approximately 120,000,000 and 20,000,000 individual tax returns filed annually in the United States and Canada, respectively. The Company will offer tax return preparation services to the public, focussing its efforts on marketing to persons with incomes of less than $35,000/C$35,000 per year. Based upon management's prior experience in the industry, the Company anticipates that over 60% of its customers will have incomes below $35,000/C$35,000, and that over 30% will have incomes below $20,000/C$20,000 per year. The Company believes that there is a significant market of people in these income brackets that do not wish to prepare their own returns, or who may face relatively complex situations (such as divorce, multiple jurisdiction filings, multiple deductions or other considerations) but who are unwilling or unable to pay the level of fees charged by accountants or tax attorneys.

      The Company's tax preparers use personal computer based software to conduct comprehensive client interviews and to prepare tax returns. Tax Depot offices prepare tax returns using Tax Depot proprietary software. The average amount of time required to prepare tax returns in Canada is approximately one-half hour, assuming the customer has all relevant records and is able to answer all questions asked. Tax Depot is currently in the process of rewriting and updating that software in order to keep pace with recent technological developments. The Company used off-the-shelf software to prepare U.S. tax returns during the 1998 tax season and plans to use similar software during the 1999 season, with appropriate updates and modifications. The Company prepares U.S. tax returns on average in approximately one hour. The Company is in the process of determining how to meet its software needs for the 2000 tax season: it may develop software on its own or with a joint venture partner or it may continue to use off-the-shelf software.

      In assessing its software needs, the Company focuses on meeting four requirements: (i) enabling the Company to provide consistent, high quality tax preparation services, (ii) enabling the Company to utilize persons as tax return preparers who are not as dependent upon technical tax skills as may be required in other operations, (iii) allowing tax return preparers to concentrate more closely upon providing quick and friendly service to customers, and (iv) enabling the Company to electronically file a customer's tax return more rapidly and efficiently in order to allow the customer to obtain a tax refund more quickly.


      Electronic Filing. The Company offers electronic filing services to its customers in Canada and in the U.S. at no extra cost. Because an electronically filed return is handled on a priority basis by both the IRS and Revenue Canada, a client receives a tax refund much more quickly than if the return is manually filed. The Company anticipates that speedy refunds will be a major marketing tool for the Company both in the United States and Canada. The customer will also receive speedy IRS or Revenue Canada acknowledgement that the return is mathematically correct. In management's experience, over 80% of returns which are filed electronically receive refund checks within 21 days in Canada and within 14 days in the United States. The Company anticipates that over 80% of the returns it prepares will be filed electronically. See "Risk Factors - Importance of Refund Anticipation Loan Program and Electronic Filing." The Company will also, for a fee, electronically file returns prepared by non-client taxpayers or other tax preparers.

      Refund Anticipation Loan Program. Because the Company believes that the speed of obtaining a refund, or cash in anticipation of a refund, will be important to the Company's targeted market, and in order to compete with other tax return preparation firms, the Company will offer a refund anticipation loan service. A refund anticipation loan is a loan made to a taxpayer, secured by the anticipated tax refund payment, and with full recourse to the taxpayer. Refund loans will either be provided directly by the Company using line of credit financing or by a third party lender as arranged by the Company. These loans will enable the Company's customers to receive their refunds within 24 hours of the time the return is filed with the IRS or Revenue Canada. The Company anticipates that as many as 25% of the Company's customers will utilize this service.

      The procedure with respect to third party refund loans will generally be as follows:

      o     The customer's return is prepared;
      o The customer completes a refund anticipation loan application (in which the taxpayer/borrower assigns the rights to the refund to the lending institution);
      o The tax preparer or other office worker electronically transmits the customer's tax return to Company headquarters which files the tax returns electronically with the IRS or Revenue Canada;
      o Revenue Canada or the IRS acknowledge that the return is mathematically correct and Revenue Canada acknowledges that no government liens exist against the customer;
      o Once approved by the IRS or Revenue Canada, the tax return is electronically messengered to the participating bank for final approval;
      o Upon confirmation from the bank of a loan approval, the Company electronically advises the originating office of the approval; and
      o The originating office prints out a check for the amount of the approved loan (the refund amount less bank charges and the Company's return preparation fee which includes a loan application fee), which can then be distributed to the customer.


      Substantially the same procedures will be followed when the Company provides the loan directly, except that no third party approval of the loan will be required.


      Typically within two to three weeks of the electronic filing, the IRS or Revenue Canada wires the refund amount directly to the lender. Fees for the loan and the preparation of the return are deducted from the check amount, thereby requiring no cash outlay by the taxpayer and assuring payment to the Company. The costs of writing off bad debt that may be incurred in the program are factored into the fees charged for the loans, however, the Company will make reasonable attempts to collect any unrecovered funds. See "Risk Factors - Importance of Refund Anticipation Program."

      During the 1998 tax season, the Company had arrangements with the Bank of Montreal (for Canadian loans) and Bank One (for U.S. loans). The Bank of Montreal provided Tax Depot with a $9.25 million line of credit to fund refund loans. The facility bore interest at the prime rate as reported in The Wall Street Journal plus 1%, and was personally guaranteed by Mr. Hewitt and Gary Ibbotson, one of Tax Depot's directors. The facility expired in May 1998, but the Company expects to renew it in January 1999 for the 1999 tax season. The line of credit provided the funds by which Tax Depot made refund anticipation loans generating revenues of 15% of the first C$300 loaned and 5% of the balance. (If the loan was made by a franchisee using Tax Depot's line of credit, Tax Depot received 48% of this revenue.) The Company's arrangement with Bank One was established through Drake Software, a third party provider of tax preparation software. Under the arrangement, Bank One funded the loans for a fee of $70-80 per refund; Drake Software received a fee of $2 per refund for its IRS transmittal services and the Company received a de minimis referral fee from Bank One plus the $25 loan application fee from each customer.


      Training Programs and Other Ancillary Services. The Company provides extensive training for tax preparers at Company-owned offices. These employee training sessions cover substantive tax law, policies and procedures for office conduct, use of computer software and client interaction. Additionally, the Company provides training to franchisees. These sessions are devoted to operational aspects of the business. Training of franchisee employees with respect to tax law, policies and procedures and software use is provided by the franchisee after he or she has completed the Company's training. The Company does not train franchisee employees.

      The Company will also offer certain ancillary services which will be covered by the initial fee paid by the customer, including audit assistance, tax return checking, taxation seminars and schools.

Growth Strategy


      The Company intends to follow a growth strategy involving the establishment of both Company- and franchisee-owned offices as well as the acquisition of independent tax practices. Initially, the Company intends to open up to 30 Company-owned offices and up to 10 franchise locations in the United States for operation during the 1999 tax season. See "Use of Proceeds." Thereafter the Company will seek to implement a more extensive franchise program which it anticipates will be the primary source of its growth. See "Business - Franchise Operations" and "Risk Factors - Franchise Operations, United States Growth Limitation." The Company will also seek to grow through the acquisition of existing tax return preparation practices. The Company anticipates that, for the immediate future, any such acquisitions will be for cash (see "Use of Proceeds"); however, the Company is not restricted from using securities of the Company for such acquisitions and may do so if the opportunity arises. The Company anticipates that growth of Tax Depot's operations will be through franchising; Tax Depot expects to grant up to 120 new franchises for the 1999 tax season.

      The Company's ability to open additional Company-owned offices and to acquire additional tax practices, and the size of the markets and the offices in which they are opened, will depend upon the Company's ability to generate funds through operations, to obtain financing or to attract additional capital, while the Company's ability to establish a franchise program will depend upon the Company's ability to develop a franchising structure and to attract desirable franchisees. There can be no assurance that the Company will be successful in any such endeavors. See "Risk Factors - History of Operating Losses," " - Need for Additional Financing," " - Competition" and " - Franchise Operations,
United States Growth Limitation."

      As a result of certain restrictive covenants binding upon John T. Hewitt, the Company's Chairman, Chief Executive Officer and President, and John K. Seal, the Company's Director of Operations and Treasurer, the Company will only seek to expand, through the 1999 tax season, in selected regional markets in the United States, although such markets have not been determined as of the date hereof. See "Risk Factors - Existence of Restrictive Covenants and Potential for Litigation if Violated" for a description of the restrictive covenants pertaining to Messrs. Hewitt and Seal. The Company will, however, be able to focus its business activities more broadly in the Canadian market.


      A second aspect of the Company's growth strategy involves achieving "critical mass" in any market it enters, defined by the Company as having at least one office for every 200,000 residents in the market area. The Company believes that it is necessary to achieve this critical mass in order to provide efficient marketing and advertising programs, and to effectively develop market share. The Company intends to enter a particular market only when it believes it can attain critical mass within one year. As a consequence of the foregoing, the Company anticipates that it will seek to expand regionally rather than attempting to establish a national presence.

Management Structure

      Both Tax Depot's and the Company's managerial control system is based upon a central office-regional management format. The central office is responsible for overall policy, advertising, marketing, training, software updating and franchising. Tax Depot currently has two management offices in Canada and the Company has its management office at the Virginia Beach headquarters. As the Company's U.S. operations expand, the Company intends to implement its policies through regional and district managers (who will supervise groups of Company-owned offices) and franchise consultants (who will supervise groups of franchised offices). Each Company-owned office will be overseen by an office manager. Thereafter, the management structure will be implemented as the growth in the number of Company-owned and franchised offices requires.

Fees

      The Company anticipates that revenues will be derived from (i) fees for tax preparation services, (ii) fees for electronically filing tax forms for non-customers, (iii) fees from customers for initiating tax refund loans (and possibly referral fees from lenders), (iv) fees and royalties from franchisees, and (v) proceeds from selling purchased practices to franchisees.


      The Company's fees for specific tax services will differ by region and by franchisee. The Company will provide franchisees with a listing of suggested prices for all tax preparation services provided by its offices. Franchisees, however, will have complete pricing autonomy. Company-owned stores will adhere to the price schedules which management recommends for their markets. The Company estimates that the average fee per tax return will be approximately $90 in the United States and C$60 in Canada. For individuals who prepare their own returns or have them prepared elsewhere, the Company will charge a fee, currently C$30 in Canada and estimated to be $35 in the United States, for the electronic filing of the return. The Company does not charge customers in Canada, and will not charge customers in the United States, an additional fee for filing electronically if the Company prepares the return nor does it anticipate charging interest or late fees.

      The Company anticipates that it will charge customers a fee of approximately $70 to $80 for arranging refund anticipation loans, which the Company will pay to the bank providing the funding. If the Company provides the loan directly through line of credit financing, it will retain this bank fee. In either case, however, the Company will also keep the $25 loan application fee which will be included in the tax return preparation fee paid by the customer. The actual amount of such fees will depend upon local competitive conditions, the level of bank fees actually charged and customer acceptance. In Canada, the Tax Rebate Accounting Act limits the amount that a tax service provider or lender may charge for these loans: the taxpayer must receive not less than 85% of the first C$300 of the anticipated refund and 95% of the balance. Most of these loans are made by Tax Depot franchisees under an arrangement where Tax Depot funds the loan and keeps 48% of the fee while the other 52% is kept by the franchisees (franchisees may instead fund the loans themselves and pay royalties to Tax Depot although it is expected that less than 10% will request this arrangement).

Property


      The Company leases its Virginia Beach headquarters, consisting of 3,000 square feet of office space, at a monthly rental of $2,700 (including heat, utilities and janitorial services). The lease expires in April 2000. Tax Depot leases two management offices in Canada: the main office in Winnipeg, Manitoba, consisting of approximately 2,800 square feet, at a rent of C$1,875 per month, and a regional office in Calgary, Alberta, consisting of 600 square feet, at a rent of C$400 per month. In addition, the Company currently leases 4 local tax preparation offices (one in Canada and three in Columbus, Ohio). These offices range between 400 and 600 square feet in size at rentals of between C$400 and $1,755 per month. The Company believes that these offices are adequate for its current needs. However, depending upon the expansion of the Company's operations, the Company may require additional office space for its headquarters and/or small amounts of space for its regional offices.


      The Company has established certain criteria for local tax preparation offices in the United States and Canada as follows: offices will typically have from 400 to 600 square feet of office space, and will be able to accommodate anywhere from three to ten desks. As with any retail operation, the location of an office will be important to its ultimate financial success. For this reason, the Company will maintain control over the site selection process for all offices (including franchisee operated offices) and will require that each office have good visibility from a major intersection or busy street, high foot traffic volume and proximity to shopping malls or other major food or clothing retailers (preferably discounters). For all locations, the Company will seek leases with terms that coincide with the tax season in order to reduce fixed costs.

      The Company will also seek to place smaller offices in shopping malls through arrangements with large discount retail stores, similar to Tax Depot's current arrangement with Save Smart. See "Business - General - Tax Depot."

Franchise Operations

      The Company expects to expand Tax Depot's franchise program (except that the Company does not anticipate selling franchises in Quebec) and to develop a franchise program in the United States. In addition, the Company intends to offer some or all of the existing tax practices it acquires to franchisees. The following discussion is a summary of the key features of the Company's program. The program may change as it is rolled out.

      General. The Company will offer franchisees the right to operate in a specified geographic area. The initial term of the Company's standard franchise agreement will be for five years, with successive renewals exercisable at the option of the franchisee for additional five-year periods as long as the terms of the franchise agreement continue to be met. The Company does not expect it will limit the number of offices a franchisee may open in the franchisee's territory; however, franchisees will be required to obtain the Company's prior approval for each location and to keep at least one office location open throughout the year in each territory to ensure that customers in each territory have access to a tax preparer for matters relating to late filings or any questions they have regarding the prior or forthcoming tax year. Each franchisee will also be required to hold tax seminars which will be offered to the general public to attract prospective seasonal tax preparers and to enhance name recognition in the market. (Canadian franchisees who executed franchise agreements before July 1997 are not required to maintain off-season hours or to provide tax seminars.)

      The Company has been and intends to continue to be selective in its choice of franchisees. In addition to customary personal and financial background checks of a franchise candidate and interviews by management personnel, each franchise candidate will be required to successfully complete a week-long training course. At the conclusion of the course, management will make a final evaluation of the candidate and determine whether to accept the candidate as a franchisee.

      Franchise Fees, Royalties and Other Charges. The Company currently does not charge Canadian franchisees an initial franchise fee. Effective January 1, 1999, it expects to charge Canadian franchisees a C$10,000 initial franchise fee. The fee will be assessed based on each geographic area licensed by the franchisee, rather than based on the number of office locations the franchisee operates. In addition, the Company will require (i) a C$2,000 franchise security deposit, which will be refundable upon the expiration of the franchise agreement provided that the franchisee is current with all amounts due to the Company and has been open for business by February 1 of each year, (ii) an ongoing advertising fee of 3% of gross receipts per month (defined as gross revenues less customer discounts and G.S.T.) and an additional advertising fee of C$3,000 if the franchisee does not prepare at least 500 tax returns per territory during its first tax season and at least 750 tax returns during its second tax season (the Company also recommends that franchisees spend an additional C$3,000-C$5,000 each year on advertising), and (iii) a fee for participating in the income tax rebate program. Franchisees currently pay a royalty to the Company of 14% of gross receipts, reduced to 12% for gross receipts over C$50,000, or a minimum of C$3,000 per tax season, except that franchisees who executed franchise agreements before March 1998 pay a 10% royalty or a minimum of C$1,500 per tax season.


      The Company is currently in the process of determining the fee structure for its United States franchise program which will likely be similar to the structure of Tax Depot's program in Canada.


      In return for the fees paid, the Company may provide some or all of the following products and services to its franchisees: (i) a minimum of four days of initial training in business operations, (ii) the use of the Company's tax return preparation software and regular updates to the software, (iii) a joint advertising program which will be funded through the advertising fees paid by both franchisee and Company operated offices, (iv) annual tax training programs which assist franchisees in training seasonal tax preparation employees, (v) standardized operating manuals, (vi) field support in the areas of management, systems, software and questions regarding tax law interpretation, and (vii) access to the Company's refund anticipation loan program. Franchisees will be subject to a quality control system to be developed by the Company, which will include statistical measurements, office visits and customer interviews by Company personnel.

      Regulation of Franchise Operations. The Company's United States franchising activities will be subject both to federal and state laws and regulations. Federal law and rules require a franchisor to give all prospective franchisees disclosure about the nature of the franchise investment in the form of an offering circular on the earlier of (i) the first personal meeting, (ii) 10 business days before any binding agreement is signed, or (iii) 10 business days before any consideration is paid. The offering circular may be prepared in accordance with the format designated by the North American Securities Administrators Association called the Uniform Franchise Offering Circular ("UFOC"). In addition, at least five business days before signing any binding agreement, the franchisor must provide the prospective franchisee with a franchise agreement that reflects the specific terms on which the franchisee will be licensed to do business. There is no private right of action available to franchisees and prospective franchisees under the federal rules. Franchisees who claim violations must bring their complaints to the Federal Trade Commission. Violators are subject to civil penalties of up to $10,000 per violation.

      Federal law and rules govern franchisor conduct in all states. In addition, California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, South Dakota, Virginia, Washington and Wisconsin have enacted state franchise laws. Federal law and rules permit state laws to govern franchising if they provide protection that is greater than or equal to that provided by federal law and rules. Most of these state laws require franchisors to provide specific disclosure to franchisees, generally in the UFOC format document.

      Most state laws provide franchisees with a private right of action, in addition to administrative penalties, if a franchisor fails to comply with a state's franchising laws. Moreover, some states, like California, have laws that govern the relationship between franchisor and franchisee after the franchise agreement is signed, such as laws that (i) mandate "notice" and "right to cure" periods before termination, (ii) restrict the grounds for termination without the opportunity to "cure" a default, and (iii) restrict the franchisor's ability to enforce agreements not to compete with the franchisor following termination.

      Both the federal rules and the UFOC format require a franchisor to update its offering circular to include new financial statements and in the event of material changes, such as significant changes in financial condition, changes to major fee structures, or a change in the business opportunity being offered.

      There are no federal franchise laws in Canada. Alberta has provincial laws requiring use of a disclosure document similar to the UFOC format document. The Company provides every potential Canadian franchisee with a disclosure document.

Tax Return Preparers

      The Company and its franchisees will utilize the services of part-time tax preparers. The bulk of these preparers will be hired for the January through April tax season with the number of preparers at any given time being adjusted to the demands of that office. Peak employment is expected to occur in February. The Company anticipates that a typical office will increase the number of tax preparers from as few as one during the off-season to as many as ten during the peak of tax season. See "Risk Factors - Business Is Highly Seasonal" and - "Need for a Large Pool of Low Cost Seasonal Labor."

      The Company anticipates that its tax preparers will be individuals seeking to supplement their incomes and who have flexible schedules, such as retirees, undergraduate and graduate students and part-time employees of other firms. The Company anticipates that many of its seasonal employees will have had prior experience with other tax return service companies, and further anticipates recruiting persons taking the Company's tax preparation training programs. See "Business - Training Programs."

      Although wages will vary depending on an office's regional location, the Company expects that the average wage for seasonal tax preparers will be approximately $6 per hour (C$6), increasing by 5% a year for each year of service. Tax preparers will also receive 5% of the gross dollar volume they generate as a bonus paid on April 30, effectively giving most preparers the ability to earn from $8 to $15 (C$8 to C$15 in Canada) an hour.

Regulation


      Both United States law and Canadian law require income tax return preparers, among other things, to identify themselves as paid preparers on all tax returns which they prepare, to provide customers with copies of their tax returns and to retain copies of the returns they prepare for three years. Failure to comply with these requirements may result in the imposition of penalties. The laws also provide for assessment of penalties against a preparer who (i) negligently or intentionally disregards federal tax rules or regulations, (ii) takes a position on a tax return which does not have a realistic possibility of being sustained on its merits, (iii) wilfully attempts to understate a taxpayer's tax liability or (iv) aids or abets in the understatement of such tax liability. In addition, several states of the United States have enacted or are considering enactment of legislation which would regulate tax return preparers. The Company does not carry errors and omissions insurance to cover any penalties that may be imposed. See "Risk Factors - Insurance Coverage."


      The Company will be subject to regulation in connection with its franchise operations in the United States and in the Province of Alberta, Canada (see "Business - Franchise Operations: Regulation of Franchise Operations" and "Risk Factors - Regulation of Franchise Operations"). In addition, refund anticipation loan programs and proprietary schools (such as the Company's proposed tax training programs) are regulated in some states.
See "Risk Factors - Government Regulation."

Competition

      The tax return preparation and electronic filing business is highly competitive. The Company believes that its competition will come primarily from three sources: (i) large return preparation services such as H&R Block and Jackson Hewitt, (ii) numerous small or seasonal tax preparation services, including accounting and law firms, and (iii) individuals who prepare their own returns. Many of the firms offering tax preparation services, and many firms not otherwise in the tax preparation business, provide electronic filing and refund loan services to the public. In particular, both H&R Block and Jackson Hewitt have programs, including refund anticipation loan programs, that are substantially similar to those the Company proposes to provide. Commercial tax return preparers and electronic filers are highly competitive with regard to price, service and reputation for quality. This competitiveness may restrict growth opportunities for the Company and the prices the Company can charge for its services.

      H&R Block dominates the industry. As of April 30, 1997, the date of its most current annual report on Form 10-K, H&R Block had 9,937 offices in operation in the United States, Canada, Australia and Europe, of which 4,722 were owned by franchisees. In the United States alone, H&R Block operated 8,554 offices. H&R Block also estimated that during its fiscal year ended April 30, 1997, it served approximately 18,190,000 taxpayers world-wide, of which approximately 15,600,000 were in the United States, and prepared approximately 14,302,000 individual United States income tax returns (of which approximately 7,279,000 were filed electronically), constituting about 13% of the IRS's estimate of total United States individual income tax returns filed during 1997. In addition, as of that date H&R Block operated 1,021 offices in Canada, and filed approximately 2,156,000 Canadian returns with Revenue Canada during the fiscal year ended April 30, 1997. Because of its size, wide-spread name recognition and the availability of capital to it, the Company believes that H&R Block will offer formidable competition to the Company's efforts to establish and expand its tax return preparation business.


      Jackson Hewitt, which is now owned by Cendant Corp., is the second largest provider of retail income tax preparation services in the United States. According to its Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997, Jackson Hewitt had 1,296 franchised offices and 76 company-owned offices in 41 states as of that date. Jackson Hewitt filed 875,000 tax returns in its fiscal year ended April 30, 1997, 735,000 of which were filed electronically. Although Jackson Hewitt has no operations in Canada, the Company believes that once the Company is able to establish a broader base of offices in the United States (upon the expiration of the restrictive covenants pertaining to Mr. Hewitt; see "Risk Factors - Existence of Restrictive Covenants"), Jackson Hewitt will offer strong competition in many of the markets which the Company will seek to enter.



Computer Systems and Year 2000 Issue


      The "year 2000 issue" is the result of computer programs being written using two digits, rather than four digits, to identify the year in a date field. ("Non-Compliant Systems"). Non-Compliant Systems which have date sensitive software, will not be able to distinguish between the year 2000 and the year 1900. This could result in miscalculations or an inability to process transactions, send invoices or engage in similar normal business activities.

      Based upon a recent assessment by the Company, the Company has in place year 2000 capable systems. Any software purchased or developed by the Company in the future will be year 2000 capable. Additionally, the Company will only use transmittal services (for transmitting returns to the IRS), check printing companies and other suppliers that have year 2000 compliant systems. As a result, the Company does not anticipate significant expenses in this regard.

                                  JTH Tax, Inc.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The Pro Forma Condensed Consolidated Financial Information reflects financial information with respect to the acquisition of 60% of the Tax Depot, Inc. on September 1, 1997 for approximately $728,000 in cash. The purchase was effected by the sale of 150 previously unissued shares of Tax Depot, Inc. resulting in a 60% ownership after the purchase of the stock. The acquisition was accounted for under the purchase method of accounting.

    The financial statements of Tax Depot, Inc., a Canadian company, acquired and included in the Pro Forma Condensed Consolidated Financial Information were translated from Canadian dollars to U.S. dollars at the rate of 0.723 with respect to the 1998 statement of operations.

    The Pro Forma Condensed Consolidated Financial Information was prepared as if the acquisition took place on May 1, 1997 ( the beginning of JTH Tax, Inc.'s fiscal year). The Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

    The Pro Forma Condensed Consolidated Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented.


                                 JTH Tax, Inc
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED APRIL 30, 1998
                                (In thousands)
                                  (unaudited)




                                        JTH Tax       Tax Depot      Adjustments       ProForma
                                        Inc. (1)      Inc. (2)                         Combined
                                       --------      ---------      ------------      ---------


Revenue,  principally tax
 preparation and
 franchise royalties                   $1,148         $    56                           $1,204
                                       ------         -------        -----------        ------

Total operating expenses                1,952             209           12     (3)        2,173
                                        ------        -------        -----------        -------


Operating (loss)                         (804)           (153)          12                 (969)
                                        ------        -------        -----------         -------



Other income
 and (expenses)                         1,718              10                             1,728
                                        ------        --------       -----------         -------


Income before provision
 for income taxes
 and minority interest                    914            (143)         (12)                 759

Provision
for income taxes                          371                                  (4)          371
                                         ------        --------       -----------         -------
Income before
 minority interest                        543            (143)         (12)                 388

Minority interest
 in loss of subsidiary                   (112)            (49)                             (161)
                                         ------        --------       -----------         -------

Net income                            $   655          $  (94)        $(12)            $    549

Net income per share                                                                   $   1.83



-------------------

(1)  Includes the operation of JTH Tax, Inc. for the twelve months ended
     April 30, 1998 and its subsidiary, Tax Depot, Inc. for the eight month period September 1, 1997 to April 30, 1998.
(2) Includes the operations of the Tax Depot, Inc. prior to acquisition for the four month period of
     May 1, 1997 to August 31, 1997.
(3) To record amortization of intangibles for the period prior to acquisition arising from the acquisition on September 1, 1997. Such amortization expense is based on a lives of 15 to 40 years.
(4) Tax depot, Inc. files tax returns in Canada and no provision for taxes has been made for any possible benefits resulting from the loss.

                      MANAGEMENT DISCUSSION AND ANALYSIS




    SUMMARY OPERATING DATA FROM CONSOLIDATED
    OPERATIONS                                                      DEVELOPMENT
    STAGE COMPANY IN 1997



                                               4/30/97                4/30/98
                                               -------                -------

REVENUE                                           0                1,148,275

INCOME FROM OPERATIONS (loss)               (17,500)                (804,149)

OTHER INCOME                                 11,501                1,718,048

NET INCOME (LOSS)                            (5,999)                 654,050



                SUMMARY BALANCE SHEET FOR CONSOLIDATED OPERATIONS


                                               4/30/97                4/30/98
                                               -------                -------

CURRENT
ASSETS                                        467,590                2,604,128

CASH                                           18,876                  686,871

WORKING CAPITAL                                17,323                2,171,464

TOTAL ASSETS                                  483,564                3,383,705

TOTAL LIABILITIES                              50,267                  479,850

STOCKHOLDER'S EQUITY                          433,297                2,903,885

      The Company was a development stage company during 1997. The Company is in the tax return preparation business which is a seasonal business. On September 1, 1997, four months into fiscal 1998, the Company purchased a 60% ownership of the Tax Depot Inc., a Canadian income tax preparation franchiser. 1998 financial information includes eight months of Tax Depot operations, however a substantial portion of Tax Depot's business takes place in these eight months as Tax Depot is a seasonal tax return preparation business. Tax Depot had 126 offices in tax season 1997, two of which were Company owned. Prior to tax season 1998, Tax Depot sold the two Company owned offices for a profit of $20,065. The Tax Depot purchased one existing franchise office and opened twelve new Company owned offices for tax season 1998. In addition, Tax Depot awarded 68 new franchise locations.

      Total revenue for 1998 was $1,148,275 compared to zero in 1997. Over 70% of the Company's 1998 revenue was attributable to Tax Depot Inc. In an effort to build brand name recognition in Canada and to attract new franchisees and customers, in 1998 the Company spent $312, 700 on advertising expenses. These advertising expenses included advertising for a Canadian home study tax course, Canadian franchise opportunities, and a Canadian national television advertisement for tax return preparation during the tax season. These advertising expenses included advertising production costs. The Company's 1998 revenue included a profit of $1,665,494 on its investment portfolio. This was an extraordinary event, due in large part to a portfolio which was then heavy in Jackson Hewitt Inc. stock. The Jackson Hewitt Inc. stock was sold when Jackson Hewitt Inc. was purchased by Cendant Corp. and thus the extraordinary event is unlikely to be repeated in the future. The remainder of the income, $52,554, which constitutes the Company's other income was realized from investment instruments held in the Company's portfolio other than Jackson Hewitt Inc. stock.

      Revenues from tax return preparation and tax discounting fees were $746,778 in 1998 and zero in 1997. A significant portion of this revenue is attributed to Tax Depot. Royalties from Tax Depot franchisees were $278,342 in 1998 and zero in 1997. Tax Depot added 68 franchise locations and improved performance in the existing franchise locations. Selling, General & Administrative expenses increased to $1,952,424 in l998 from $17,500 in 1997 primarily from start up operations in the United States and increased expenses.

      Losses from operations in 1998 were ($804,149) versus ($17,500) in 1997. This was due primarily to our startup operations in the United States where the Company began staffing up for future expansion by hiring four executives from Jackson Hewitt Inc., the second largest retail tax operation in the world, and management support for Canadian operations. The Company opened five locations in Columbus, Ohio. Four of these five locations were new locations, one location was opened as a result of a purchase, for $110,000, of an existing tax practice. These five locations served over 5,000 customers in 1998. The Company believes that a combination of purchasing tax practices and opening new locations (in the same market) is the most effective growth strategy. Furthermore, in an effort to attract high quality franchises, the Company will waive the $10,000 franchise fee through December 31, 1998.

      At April 30, 1998, the Company had working capital of $686,871. This was an increase of $667,995 from $18,876 as of April 30, 1997. The increase in cash was primarily due to the proceeds from a July 1997 private placement of stock which generated $1,942,883 and from 1998 profits of $654,050. There was a significant decrease in cash flow due to accounts receivable of $1,009,788. Most of this is due to loans made to Canadian tax filers for which the Company expects to be repaid in Fiscal 1999. The Company purchased equipment and furniture for $178, 282. The Company also purchased investment securities with a value of $734,898 at year-end 1998.

      Currently, to maintain its working capital the Company utilizes its investment portfolio. The Company does not have a line of credit at any banking establishment nor does the Company intend to pursue such a line of credit or other external means of financing for working capital purposes. The Company may establish lines of credit for refund anticipation loan funding. Management believes that, for the short term, current assets are sufficient to satisfy current liabilities without the need for additional capital. In addition, management estimates that this offering will satisfy the Company's foreseeable long-term requirements for additional capital. However there can be no assurance that additional financing will not be needed or, if needed, that it will be available on terms favorable to the Company.

      It is expected that the "year 2000 issue" will have little to no effect on the Company. Software used for tax return preparation is of utmost importance to the Company. The Company currently uses and expects to continue to rely upon third party software for tax return preparation. The Company's assessments of such third party software indicate that the software is capable of handling year 2000 issues without problem. Any software considered for purchase or use in the future will be assessed to verify year 2000 compliance prior to acquisition of such software. All of the internal software developed by the Company is year 2000 compliant. For internal accounting purposes, the Company utilizes third party software which is year 2000 compliant.

      The accompanying financial statements of JTH Tax Inc. do not reflect FAS No. 130: Reporting for Comprehensive Income. The Company had other comprehensive income consisting of unrealized gains on available for sale marketable securities of $2,541 and $264,000, respectively in 1998 and 1997, as well as, foreign currency translation adjustments of ($45,201) in 1998 and zero in 1997. The accompanying financial statement of the Company has not addressed FAS 131:
Disclosures About Segments of an Enterprise and Related Information, nor FAS 133: Accounting for Derivative Instruments and Related Activities. The Company's fiscal year end was April 30, 1998 and these disclosure requirements were not effective for that time period. The Company does not expect FAS 131 to significantly affect the future financial disclosure of the Company as the Company intends to continue to fully disclose the effect of Tax Depot (Canadian) operations on the Company. Furthermore, the Company does not expect FAS 133 to significantly affect future financial results as the Company does not now, nor does it expect to, deal in derivatives.

Certain Relationships and Related Transactions

      The Company has not made any loans to officers and directors, however it has received one loan from its President, John Hewitt which is now paid off and has made one loan to its subsidiary Tax Depot. The loan from John Hewitt for $250,000 was made on February 13, 1998 and was repaid on February 30, 1998 with interest. On February 6, 1998, the Company loaned Tax Depot $262,135 (C$376,634) at 8% interest. As of July 31, 1998 none of the loan has been repaid and the balance was $291,682. Tax Depot also owes the Company $319,783 as of July 31, 1998 for services rendered.

      Ledgewood Law Firm, P.C. ("Ledgewood") acted as counsel to the Company in connection with its organization and the offering. Ellen McDowell, Esquire, is an associate with Whittlesey, McDowell & Holtz, P.C. which an affiliate of Ledgewood. Ms. McDowell is the sister of John Hewitt, President and Chief Executive Officer of the Company. She is also a stockholder (less than 5%) of the Company. The Company has paid Ledgewood $71,665 in fees over the last two years and fees are not expected to exceed this level in the future.





           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      There is no public market for any of the Company's securities, and, following this offering, it is not anticipated that a market will develop for the Class A Common Stock offered hereby. As of the date of this Prospectus, there were 34 holders of record of the Class A Common Stock and one holder of record of the Class B Common Stock. All of the shares of Class A Common Stock and Class B Common Stock outstanding as of the date of this Prospectus are "restricted securities" as defined under Rule 144 of the Securities Act, and none of such securities may be resold pursuant to Rule 144. As of the date of this Prospectus, there were 31,900 shares issuable pursuant to outstanding options.


                            EXECUTIVE COMPENSATION

      No executive officer or director received any compensation during 1996. In 1997, Mr. Hewitt received a salary of $30,000. In 1998, Mr. Hewitt will receive $30,000 in addition to the stock options to purchase 5,000 shares of Class A Common Stock at $11 per share that he received earlier in 1998. The other executive officers of the Company will receive compensation in 1998 as follows:
John Seal, $40,000; Donna Halligan, $40,000; Martha O'Gorman, $40,000; Kathleen Curry, $45,000; and Karen Robinson, $31,000. Additionally, these other executive officers each received stock options to purchase 4,000 shares of Class A Common Stock at $10 per share in May 1998. No executive officer of the Company has received an aggregate annual compensation in excess of $100,000 since the Company's formation.


                            REPORTS TO STOCKHOLDERS

      The Company provides annual reports with audited financial statements to its stockholders.

                                 JTH TAX INC.
                         A DEVELOPMENT STAGE COMPANY
                             FINANCIAL STATEMENTS

                       SEVEN MONTHS ENDED APRIL 30, 1997

                              TABLE OF CONTENTS





ACCOUNTANT'S REPORT .......................................................   3

FINANCIAL STATEMENTS

    Balance Sheet .........................................................   4

    Statement of Operations................................................   5

    Statement of Cash Flows................................................   6

    Notes to Financial Statements .........................................7-10

Hamilton Dwyer
& Company, P.C.
____________________________

Certified Public Accountants
----------------------------



                          INDEPENDENT AUDITOR'S REPORT


      To the Board of Directors and Stockholders of JTH Tax Inc.


      We have audited the accompanying balance sheet of JTH Tax Inc. (a Corporation) as of April 30, 1997, and the related statements of operations, changes in stockholder's equity, and cash flows for the seven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JTH Tax Inc. as of April 30, 1997, and the results of its operations and its cash flows for the seven months then ended in conformity with generally accepted accounting principles.



      January 7, 1998
                                       /s/ Hamilton Dwyer & Company, P.C.
                                       ----------------------------------
                                           Hamilton Dwyer & Company, P.C.






      Member American Institute Certified Public Accountants, Tax Division
             Member of Virginia Society Certified Public Accountants
        -----------------------------------------------------------------
    3800 Poplar Hill Rd, Chesapeake, VA 23321 P. O. Box 6189, Ports VA 23703
                        (757)483-3555 Fax (757) 484-7493

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                                  BALANCE SHEET
                                 APRIL 30, 1997
                  ---------------------------------------------

                                     ASSETS

 CURRENT ASSETS:
    Cash                                                           $     18,876
    Prepaid expenses                                                        850
    Investment securities:
      Trading securities                                                  7,864
      Available-for-sale securities                                     440,000
                                                                        -------
         Total current assets                                           467,590
                                                                        -------

 FIXED ASSETS:
    Furniture and fixtures                                               16,506
    Accumulated depreciation                                                532
                                                                        -------
      Net fixed assets                                                   15,974
                                                                        -------

      TOTAL ASSETS                                                $     483,564
                                                                        =======
                      LIABILITIES AND STOCKHOLDER'S EQUITY

 CURRENT LIABILITIES:
    Accounts payable                                              $         267
    Loans from related parties                                           50,000
                                                                        -------
      Total current liabilities                                          50,267
                                                                        -------

 STOCKHOLDER'S EQUITY:
    Common stock                                                         45,000
    Paid in capital                                                     130,296
    Unrealized gain on securities
      available-for-sale                                                264,000
    Retained earnings (deficit)                                          (5,999)
                                                                        -------
      Total stockholder's equity                                        433,297
                                                                        -------

      TOTAL LIABILITIES AND
       STOCKHOLDER'S EQUITY                                       $     483,564
                                                                        =======


                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                             STATEMENT OF OPERATIONS
                            YEAR ENDED APRIL 30, 1997
                  ---------------------------------------------


REVENUE                                                            $      -
                                                                       --------

OPERATION EXPENSES:
    Payroll                                                               1,513
    Advertising                                                             200
    Business taxes and license                                              372
    Cleaning and janitorial                                                 240
    Depreciation                                                            532
    Equipment rental                                                        599
    Insurance                                                               488
    Miscellaneous                                                           100
    Occupancy                                                             3,160
    Printing                                                                570
    Postage                                                                 640
    Professional fees                                                     1,290
    Supplies                                                                473
    Telephone                                                               907
    Travel                                                                6,048
    Utilities                                                               368
                                                                        -------

      Total expenses                                                     17,500
                                                                        -------
LOSS FROM OPERATIONS                                                    (17,500)

OTHER INCOME:
    Gain on investments                                                  11,501
                                                                        -------
NET LOSS                                                           $     (5,999)
                                                                        =======
Loss per share                                                     $       0.13
                                                                        =======

                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                            YEAR ENDED APRIL 30, 1997
                  ---------------------------------------------



                            Class     Class
                              A         B         Additional
                            Common    Common       Paid In        Retained
                            Stock     Stock        Capital        Earnings
                            ------    -------     ----------      --------


 Stock issued
   at incorporation        $    -    $  45,000    $  130,296      $ -


  Net loss                      -            -             -        (5,999)
                            ------      ------       --------      --------

 BALANCE AT
  APRIL 30, 1997           $    -    $  45,000    $  130,296      $ (5,999)
                           =======    =========    =========      =========


















                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                             STATEMENT OF CASH FLOWS
                        SEVEN MONTHS ENDED APRIL 30, 1997
                  ---------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                        $    (5,999)
    Adjustments to reconcile total net loss to
    net cash provided by operating activities:
        Depreciation and amortization                                       532
        Net realized gains on securities                                (11,501)
        (Increase) in prepaid expenses                                     (850)
        Increase in accounts payable                                        267
                                                                        -------
          NET CASH PROVIDED (USED)
           BY OPERATING ACTIVITIES                                      (17,551)
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Sales of trading securities                                          58,997
    Purchases of furniture and equipment                                (16,506)
    Purchases of trading securities                                     (55,360)
    Purchases of available-for-sale securities                         (176,000)
                                                                        -------
          NET CASH (USED) IN
          INVESTING ACTIVITIES                                         (188,869)
                                                                        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from short-term debt                                        50,000
    Proceeds from sale of capital stock                                 175,296
                                                                        -------
          NET CASH PROVIDED BY
          FINANCING ACTIVITIES                                          225,296
                                                                        -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                18,876
                                                                        -------

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD                                                    -
                                                                        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $    18,876
                                                                        =======
Supplemental disclosures of cash flow information:
Cash paid during the year for:
    Interest paid (net of amount capitalized)                       $      -
                                                                        =======
    Income taxes paid                                               $      -
                                                                        =======
                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        SEVEN MONTHS ENDED APRIL 30, 1997
                  ---------------------------------------------


Note 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

JTH Tax, Inc. is a Delaware corporation created to provide services including personal income tax return preparation and personal income tax refund discounting as well as sales of franchise to individuals primarily in Canada.

ACCOUNTING METHOD

The financial statements have been prepared on the accrual method of accounting which means revenue is recognized when earned, rather than when received and expenses are recognized when incurred rather than when paid.

INCOME TAXES

JTH, Tax, Inc. has elected S Corporation status effective with the first fiscal year ending April 30, 1997. An S Corporation pays no federal or state income taxes. Its separately stated items of income, loss, deduction or credit pass through to the stockholder and is reported on his personal federal and state income tax returns.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations; renewals and betterments that materially extend the life of the assets are capitalized. Gains or losses on dispositions of property and equipment are included in operations in the year of disposal. Depreciation is computed using the straight line method with useful lives of five to seven years.

Note 2 - CAPITAL STOCK

JTH Tax, Inc. is authorized to issue 1,000,000 shares of capital stock, consisting of 800,000 shares of Class A Common Stock, par value $1.00 per share, 100,000 shares of Class B Common Stock, par value $1.00 per share and 100,000 shares of Preferred Stock, par value $1.00 per share. As of April 30, 1997, there are no shares of Class A Common Stock, 45,000 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding.

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        SEVEN MONTHS ENDED APRIL 30, 1997
                  ---------------------------------------------


Note 3 - DEVELOPMENT STAGE OPERATIONS

JTH Tax, INC. was formed in October 1996 to provide retail income tax return preparation services for taxpayers primarily in the lower to middle income brackets. The Company will initially offer its services in Canada and may offer services in the United States in the future. As of the financial statement date the Company has not commenced offering its tax return preparation services to the public.

Note 4- RELATED PARTY TRANSACTIONS

JTH Tax, INC. has received advances from its stockholder totaling $50,000. The advances bear interest at the rate of 10% per annum and are payable in full on July 1, 1997.

Note 5 - LEASE COMMITMENTS

The Company leases two offices under separate agreements which are classified as operating leases. One lease expires on May 31, 1999 and is renewable at the company's option. The remaining lease is on a month to month basis. During the current seven months the occupancy expense was $3,160.

Future minimum lease payments under these agreements are as follows:

                Year ending 1998              $ 11,520
                            1999                11,520
                            2000                   960
                                               --------
                            Total             $ 24,000
                                               ========

                                  JTH TAX INC.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        SEVEN MONTHS ENDED APRIL 30, 1997
                  ---------------------------------------------



Note 6 - MARKETABLE SECURITIES

The Company's marketable securities consist of equity securities that have a readily determinable fair market value. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determinations at each balance sheet date.

Securities have been classified in the balance sheet according to management's intent as either available for sale, held to maturity or trading securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale and held to maturity securities are reported as a component of stockholder's equity.

Cost and fair value of marketable securities available for sale at April 30, 1997 are as follows:

                                           Unrealized           Fair
                         Cost                 Gains             Value

Securities            $ 176,000            $ 264,000         $ 440,000


Note 7 - GAIN ON INVESTMENTS

The Company purchased and sold publicly traded stock through out the seven month period of operation. These transactions resulted in a net realized gain on investments of $11,501.

                                  JTH TAX INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED APRIL 30, 1998

                              TABLE OF CONTENTS





ACCOUNTANT'S REPORT ...................................................... 3

FINANCIAL STATEMENTS
    Balance Sheet ........................................................ 4-5

    Statement of Operations............................................... 6

    Schedule of Operating Expenses........................................ 7

    Statement of Changes in Stockholders' Equity.......................... 8

    Statement of Cash Flows............................................... 9

    Notes to Financial Statements......................................... 10-14

Hamilton Dwyer
& Company, P.C.
____________________________

Certified Public Accountants
----------------------------



                          INDEPENDENT AUDITOR'S REPORT


      To the Board of Directors and Stockholders of JTH Tax Inc.


      We have audited the accompanying consolidated balance sheet of JTH Tax Inc. (a Corporation) as of April 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Tax Depot Inc., a subsidiary, which statements reflect total assets and revenues constituting 37 percent and 81 percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Tax Depot Inc., is based solely on the report of other auditors.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

      In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JTH Tax Inc. as of April 30, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          /s/ Hamilton Dwyer & Company, P.C.
                                          ----------------------------------
                                              Hamilton Dwyer & Company, P.C.

      June 10, 1998


      Member American Institute Certified Public Accountants, Tax Division
             Member of Virginia Society Certified Public Accountants
        -----------------------------------------------------------------
    3800 Poplar Hill Rd, Chesapeake, VA 23321 P. O. Box 6189, Ports VA 23703
                       (757) 483-3555 Fax (757) 484-7493

                                  JTH TAX INC.
                           CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1998
                  ---------------------------------------------



                                     ASSETS


 CURRENT ASSETS:
    Cash                                                           $    686,871
    Accounts receivable                                               1,009,788
    Trading securities (Note 3)                                         504,507
    Employee advances                                                    94,697
    Prepaid expenses                                                     27,538
    Prepaid income taxes (Note 1)                                       280,727
                                                                   -------------
          Total current assets                                        2,604,128
                                                                   -------------

FIXED ASSETS:  (Note 1)
    Furniture and fixtures                                              179,893
    Leasehold improvements                                                9,895
    Accumulated depreciation                                             36,222
                                                                   -------------
          Net fixed assets                                              153,566
                                                                   -------------

OTHER ASSETS:
    Available for sale securities (Note 3)                              230,391
    Utility deposit                                                         850
    Intangibles, net of accumulated
      amortization of $8,125                                            394,770
                                                                   -------------
          Total other assets                                            626,011
                                                                   -------------
    TOTAL ASSETS                                                  $   3,383,705
                                                                   =============




                 See accompanying notes and accountant's report.

                  ---------------------------------------------



                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
    Accounts payable                                               $    336,943
    Franchise deposits                                                   85,609
    Capital lease                                                        10,112
                                                                   ------------
       Total current liabilities                                        432,664
                                                                   ------------

LONG-TERM LIABILITIES:
    Deferred income taxes                                                47,186
                                                                   ------------
STOCKHOLDERS' EQUITY (Note 4)
    Common stock, class A                                               200,000
    Common stock, class B                                                45,000
    Additional paid in capital                                        1,873,179
    Unrealized gain (Note 3)                                              2,541
    Minority interest in subsidiary                                     180,285
    Equity adjustment from foreign
     currency translation (Note 1)                                      (45,201)
    Retained earnings                                                   648,051
                                                                   ------------
      Total stockholders' equity                                      2,903,885
                                                                   ------------

      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                                       $   3,383,705
                                                                  =============

                                  JTH TAX INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             YEAR ENDED APRIL 30, 1998
                   ---------------------------------------------

REVENUE:
    Tax preparation - net of discounts                            $     746,778
    Franchise royalties                                                 278,342
    Tuition                                                              57,923
    Franchise sales                                                      20,065
    Commission income                                                    29,135
    Miscellaneous income                                                 16,032
                                                                  -------------
          Total revenue                                               1,148,275
                                                                  -------------
OPERATING EXPENSES (see schedule)                                     1,952,424
                                                                  -------------
NET LOSS FROM OPERATIONS                                               (804,149)
                                                                  -------------

OTHER INCOME AND (EXPENSES):
    Interest income                                                      19,417
    Dividends                                                            41,924
    Gain on investment                                                1,665,494
    Interest expense                                                     (8,787)
                                                                  -------------
          Total other income and expenses                             1,718,048
                                                                  -------------
INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                                                  913,899

     Provision for Income Taxes (Note 6)                                371,459
                                                                  -------------
INCOME BEFORE MINORITY INTEREST                                         542,440

    Minority interest in subsidiary's loss                              111,610
                                                                  -------------
NET INCOME                                                        $     654,050
                                                                  =============
Earnings per common share - Net Income                            $        2.18
                                                                  =============

                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                   CONSOLIDATED SCHEDULE OF OPERATING EXPENSES
                            YEAR ENDED APRIL 30, 1998
                  ---------------------------------------------



OPERATING EXPENSES:
    Advertising                                                 $    312,700
    Amortization                                                      24,466
    Bad debts                                                         35,882
    Bank Charges                                                      33,847
    Depreciation                                                      15,227
    Equipment rental                                                  14,641
    Insurance                                                         65,990
    License and taxes                                                 36,014
    Miscellaneous                                                     14,797
    Office supplies                                                   23,545
    Operating lease                                                    2,017
    Payroll                                                          734,768
    Postage                                                           58,621
    Practice development                                               8,513
    Printing                                                           8,359
    Professional development                                           9,617
    Professional fees                                                 79,349
    Repairs and maintenance                                            8,340
    Rent                                                              66,500
    Supplies                                                         119,645
    Telephone                                                         96,870
    Temporary service                                                 37,987
    Travel                                                           134,330
    Utilities                                                         10,399
                                                               -------------

          Total operating expense                             $    1,952,424
                                                               =============







                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            YEAR ENDED APRIL 30, 1998
                  ---------------------------------------------



                              Class     Class
                                A         B         Additional
                             Common    Common        Paid In      Retained
                              Stock     Stock        Capital      Earnings
                             ------    ------       ---------     --------


 Stock issued for
  cash through
  April 30, 1997            $    -   $  45,000   $    130,296   $      -

Prior years
  Net loss                       -         -              -        (5,999)
                          --------      ------      ---------     --------

 Balance at
  April 30, 1997                 -      45,000       130,296       (5,999)

 Stock issued
  for cash in
  current year             198,500         -       1,787,304           -

 Stock issued for
  services in
  current year               1,500         -          13,500           -

 Net income for the
  current year                   -         -             -        654,050
                          --------      -------    ----------     -------

 BALANCE AT
  APRIL 30, 1998         $ 200,000    $ 45,000   $ 1,931,100    $ 648,051
                          ========      =======    ==========     =======


                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             YEAR ENDED APRIL 30, 1998
                    --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                     $    654,050
    Adjustments to reconcile net income to
     net cash provided by operating activities:
        Depreciation and amortization                                    43,815
        Foreign currency translation                                    (45,201)
        Net gain on securities                                       (1,665,494)
        Minority interest in subsidiary's loss                         (111,610)
    Changes in operation assets and liabilities:
        Accounts receivable                                          (1,009,788)
        Prepaid expenses                                                (27,538)
           Prepaid income taxes                                        (280,727)
        Employee advances                                               (94,697)
        Franchise deposits                                               85,608
        Accounts payable                                                286,676
        Income taxes payable                                             47,186
                                                                   -------------
          NET CASH USED BY OPERATING ACTIVITIES                      (2,117,720)
                                                                   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of furniture and equipment                                (178,282)
    Purchase of tax service                                            (106,000)
    Sales of trading securities                                       4,343,722
    Purchases of trading securities                                  (2,996,329)
    Purchases of available-for-sale securities                         (230,391)
                                                                    ------------
          NET CASH USED IN INVESTING ACTIVITIES                         832,720
                                                                    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of stock                                       1,942,883
    Proceeds from short-term debt                                        10,112
                                                                    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                   1,952,995
                                                                    ------------
NET INCREASE IN CASH                                                    667,995
CASH AT BEGINNING OF YEAR                                                18,876
                                                                    ------------
CASH  AT END OF YEAR                                               $    686,871

-----------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
    Interest paid (net of amount capitalized)                      $     13,912
                                                                   ============
    Income taxes paid                                              $    605,000
                                                                   ============
                 See accompanying notes and accountant's report.

                                  JTH TAX INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1998
                  ---------------------------------------------


Note 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

JTH Tax, Inc. a Delaware corporation and it's subsidiary Tax Depot, Inc. is incorporated under the Company's Act of Manitoba, Canada. Both companies are engaged in providing services including personal income tax return preparation and personal income tax refund discounting as well as sales of franchises to provide these services in Canada and the United States. These services are provided through company-owned operations and franchised agents.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the parent company JTH Tax, Inc. and its subsidiary Tax Depot, Inc. (60% ownership) after elimination of significant intercompany accounts and transactions. These financial statements have been prepared using the purchase method of consolidation. All significant intercompany transactions and balances have been eliminated on consolidation.

ACCOUNTING METHOD

The financial statements have been prepared on the accrual method of accounting which means revenue is recognized when earned, rather than when received and expenses are recognized when incurred rather than when paid.

TRANSLATION OF FOREIGN CURRENCIES

The financial statement is stated in United States currency. The Tax Depot, Inc. was translated to United States dollars as of April 30, 1998 at the rate of
0.696 per dollar. A foreign currency translation adjustment of ($45,201.) is reflected in the equity section of the Balance Sheet to recognize the changes for the current year.

INCOME TAXES

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities, as measured by the current enacted tax rates. Deferred tax expense is the result of changes in the deferred tax asset and liability.

                                  JTH TAX INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1998
                  ---------------------------------------------

Note 1 - SIGNIFICANT ACCOUNTING POLICIES  (continued)

JTH Tax, Inc. had previously elected S Corporation status that was effective with the first fiscal year ending April 30, 1997. An S Corporation pays no federal or state income taxes. Its separately stated items of income, loss, deduction or credit pass through to the stockholders' and is reported on their personal federal and state income tax returns. However, as of July 30, 1997 a second class of stock was issued and automatically revoked the Subchapter S election. Accordingly, the C Corporation pays federal and state income taxes on it's profits using the cash basis of accounting. A provision for income taxes has been established on the accompanying statements for the tax related to the income from the last nine months of the year.

INTANGIBLE ASSETS

Intangible assets are being amortized using the straight line as follows:

    Goodwill                            15 to 40 years
    Customer list                       15 years
    Covenant not to compete             15 years

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged against operations, renewals and betterments that materially extend the life of the assets are capitalized. Gains or losses on dispositions of property and equipment are included in operations in the year of disposal. Depreciation is computed using the straight line method..

Note 2 - RELATED PARTY TRANSACTIONS

The Tax Depot, Inc. has a liability of $376,634, Canadian currency, ($262,135 United States currency) that has arisen from the sale and purchase of services from JTH Tax Inc. There is also an outstanding loan of $400,000, Canadian currency ($280,800 United States currency) at year end. These items have been eliminated on consolidation.

Note 3 - MARKETABLE SECURITIES

The Company's marketable securities consist of debt and equity securities that have a readily determinable fair market value. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determinations at each balance sheet date.

                                 JTH TAX INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                APRIL 30, 1998
                ---------------------------------------------

Note 3 - MARKETABLE SECURITIES (Continued)

Securities have been classified in the balance sheet according to management's intent as either available for sale, held to maturity or trading securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale and held to maturity securities are reported as a component of stockholders' equity.

Since the Company does not intend to sell certain securities in the near term, they have been classified as "available for sale" and accordingly, are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component within the stockholders' equity section of the balance sheet. Realized gains and losses on all marketable securities are determined by specific identification and are charged or credited to current earnings.

Cost and fair value of marketable securities available for sale at April 30, 1998 are as follows:

                                      Unrealized   Unrealized           Fair
                        Cost             Gains        Loss             Value

Securities            $ 227,849       $  2,541    $     -           $  230,391


Note 4 - CAPITAL STOCK

JTH Tax, Inc. is authorized to issue 1,000,000 shares of capital stock, consisting of 800,000 shares of Class A Common Stock, par value $1.00 per share, 100,000 shares of Class B Common Stock, par value $1.00 per share and 100,000 shares of Preferred Stock, par value $1.00 per share. As of the date of this report, there are 400,000 shares of Class A Common Stock, 45,000 shares of Class B Common Stock and no shares of Preferred Stock outstanding.

In the second quarter of the fiscal year the Company issued 200,000 shares of Class A Common Stock at $10.00 per share totaling $2,000,000.

In 1998 the Board of Directors authorized a one-for-one stock split of the A Shares to be distributed on January 10, 1998, to shareholders of record. The earnings per share have been adjusted for the period presented to reflect the change in capital stock that resulted from the stock split.

                                 JTH TAX INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                APRIL 30, 1998
                ---------------------------------------------

Note 5 - PURCHASE OF TAX DEPOT, INC.

On September 1, 1997 the Company acquired a 60% interest in the Tax Depot, Inc., a Canadian corporation, for a cash payment of $728,463. The financial information of Tax Depot, Inc. is accounted for in the accompanying statements using the purchase method. The acquisition resulted in goodwill of $290,621 which is being amortized over forty years.

Note 6 - INCOME TAXES

 The provision for income taxes for JTH Tax Inc. consists of the following:

          Current tax expense:
          Federal                                $ 272,827
          State                                     51,446
                                               -----------

            Total current                          324,273
                                              ------------

          Deferred tax expense:
          Federal                                   40,281
          State                                      6,905
                                              ------------
            Total deferred                          47,186
                                              ------------

          Total provision for income taxes      $  371,459
                                               ===========

Tax Depot Inc. (a subsidiary) had a loss from it's current operations in Canada and that loss is available for income tax purposes as a loss carry-forward until April 30, 2005.

Note 7 - LEASE COMMITMENTS

The Company leases various office space under separate agreements which are classified as operating leases. These leases have initial periods which expire at different times, with expirations ranging from 11 to 47 months. These leases are renewable, at the Company's option. Rent expense under these agreements was $66,500 for the current year.

                                 JTH TAX INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                APRIL 30, 1998
                ---------------------------------------------



Note 7 - LEASE COMMITMENTS (Continued)

Future minimum lease payment under these agreements are as follows:

          Year ending 1999        $   67,412
                      2000            38,702
                      2001            37,742
                      2002            34,597
                                    ---------

                Total             $  178,453
                                   ==========

Note 8 - DEVELOPMENT STAGE OPERATIONS

JTH Tax, INC. was formed in October 1996 to provide retail income tax return preparation services. For the year ended April 30, 1997, the Company operated as a development stage company. Beginning in the current year, the Company started to provide tax return preparation services and operated in both Canada and the United States.

Note 9 - CAPITAL LEASE

The Company acquired computer equipment under the provisions of a short-term lease. For financial reporting purposes, minimum lease payments relating to the computer equipment have been capitalized. The lease expires in 1998. The leased property under capital lease as of April 30, 1998 had a cost of $13,483. The future minimum lease payments under capital lease is $10,905, with $793 representing interest. The present value of net minimum lease payments is $10,112, which is all due in the current year.

Note 10 - INVESTMENT INCOME

The Company acquired and sold publicly traded stock through out the year. These transactions resulted in a net gain on investments of $1,665,494. At year end, the Company continued to hold an interest in publicly traded investments and this is further discussed in the footnote for marketable securities.

                                                                  TAX DEPOT INC.
                                                       Statement of Cash Flows

Reconcilliation of Results Reported in Accordance
With Generally Accepted Accounting Principles
(GAAP) in Canada with ("U.S.") GAAP


------------------------------------------------------------------------------------------
For the period ended                                          August 31          August 31
                                                                 1997                1996
------------------------------------------------------------------------------------------
(in Canadian Dollars)



Operating Activities
  Net Income for the period                                   $   1,924          $     153
  Adjustment to reconcile net income from operations
    to net cash provided by (used in) operating activities
      Amortization                                                9,424                 -
      Decrease (increase) in accounts receivable                146,091            (57,793)
      Decrease (increase) in prepaids                            (1,636)             5,043
      Increase (decrease) in accounts payable                   (37,821)             9,351
      Increase (decrease) in income taxes payable                (3,996)               348
                                                                --------           --------
                                                                113,986            (42,898)
                                                                ---------          --------
Investment Activities
  Purchase of capital assets                                   (108,423)               -
  Purchase of goodwill                                          (35,032)               -
                                                               ----------          --------
                                                               (143,455)               -
                                                               ----------          --------
Financing Activities
  Increase (decrease) in due to related parties                  13,130            (10,480)
  Increase in bank overdraft                                     16,339             25,998
                                                               ----------          --------
                                                                 29,469             15,518

Decrease in cash                                                     -             (27,380)

Cash, beginning of period                                            -              27,380
                                                                ----------          --------

Cash, end of period                                                  -                 -
--------------------------------------------------------------------------------------------


[BDO Dunwoody Chartered Accountants and Consultants LOGO]

BDO Dunwoody Chartered Accountants and Consultants
Wawanesa Building
5th Floor, 191 Broadway
Winnipeg Manitoba  Canada R3C 3T8
Telephone: (204) 956-7200
Telefax: (204) 926-7201

--------------------------------------------------------------------------------

                                                                Auditors' Report

--------------------------------------------------------------------------------



To the Shareholders of TAX DEPOT INC.

We have audited the consolidated balance sheet of TAX DEPOT INC. as at April 30, 1998 and the consolidated statements of operations retained earnings and changes in financial position for the period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at April 30, 1998 and the results of its operations and the changes in its financial position for the period then ended in accordance with Canadian generally accepted accounting principles.


                                                                    BDO DUNWOODY



/s/ BDO Dunwoody



Chartered Accountants

Winnipeg, Manitoba
 June 3, 1998

[BDO Dunwoody Chartered Accountants and Consultants LOGO]

BDO Dunwoody Chartered Accountants and Consultants
Wawanesa Building
5th Floor, 191 Broadway
Winnipeg Manitoba  Canada R3C 3T8
Telephone: (204) 956-7200
 Telefax: (204) 926-7201


--------------------------------------------------------------------------------
                                                                Auditors' Report

--------------------------------------------------------------------------------

To the Shareholders of TAX DEPOT INC.


We have audited the consolidated balance sheet of TAX DEPOT INC. as at August 31, 1997 and 1996 and the consolidated statements of operations, retained earnings and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at August 31, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with Canadian generally accepted accounting principles.


                                                                    BDO DUNWOODY


/s/ BDO Dunwoody

Chartered Accountants

Winnipeg, Manitoba
November 25, 1997

                                 Tax Depot Inc.
                        Consolidated Financial Statements
                       For the year ended August 31, 1997

Tax Depot Inc.
Consolidated Financial Statements
For the year ended August 31,1997

                                                                     CONTENTS


Auditors' Report                                                        2

Financial Statements

      Balance Sheet                                                     3

      Statement of Retained Earnings                                    4

      Statement of Operations                                           5

      Statement of Changes in Financial Position                        6

      Summary of Significant Accounting Policies                        7

      Notes to Financial Statements                                     8

                                                                  Tax Depot Inc.
                                                    Consolidated Balance Sheet

August 31                                          1997                   1996
--------------------------------------------------------------------------------
In Canadian Dollars

Assets

Current
   Accounts receivable                             $     276,532     $   422,622
   Income taxes recoverable                                1,948
   Prepaid expenses                                       21,949          20,313
                                                       -------------------------
                                                         300,429         442,935
Capital Assets (Note 1)                                  102,502            -
Other Assets (Note 2)                                     31,528            -
                                                   -----------------------------
                                                   $     434,459     $   442,935

--------------------------------------------------------------------------------

Liabilities and Shareholder's Equity

Current
   Bank overdraft                                  $      42,337     $    25,998
   Accounts payable and accrued liabilities                6,741          44,562
   Income taxes payable                                      -             2,048
   Due to related parties (Note 3)                       383,240         370,110
                                                       -------------------------
                                                   $     432,318     $   442,718



Shareholder's equity
  Share capital (Note 4)                                     100             100
  Retained earrings                                        2,041             117
                                                           2,141             217
                                                       -------------------------

                                                   $     434,459     $   442,935
--------------------------------------------------------------------------------


On behalf of the Board:

Director


The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                                                                  Tax Depot Inc.
                                   Consolidated Statement of Retained Earnings



For the year ended August 31                           1997            1996
--------------------------------------------------------------------------------
In Canadian Dollars

Retained earnings, beginning of year             $      117          $  (36)


Net Income for the year                               1,924             153
                                                      -----------------------

Retained earnings, end of year                   $    2,041          $  117
--------------------------------------------------------------------------------


The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                                                                  Tax Depot Inc.
                                          Consolidated Statement of Operations

For the year ended August 31                            1997              1996
--------------------------------------------------------------------------------
In Canadian Dollars


Sales                                              $  1,931,276     $  2,058,006
                                                    ----------------------------
Expenses
Advertising and promotion                               132,759          123,620
Amortization                                              9,424             -
Bad debts                                                83,907           32,168
Bank charges                                             22,219           16,833
Consulting and other professional fees                   84,891           78,936
 Data processing                                          2,894           23,873
Equipment rental                                         42,568           39,383
Maintenance, taxes and insurance                         51,395           63,715
Postage and delivery                                     56,542           53,083
Supplies                                                127,123          136,015
Tax discounting                                         746,532          884,021
Tax discounting - financing costs                        30,167           81,601
Telephone                                                51,987           53,283
Travel and auto                                          42,111          107,574
Wages and benefits                                      444,833          361,700
                                                    ----------------------------
                                                      1,929,352        2,055,805
                                                    ----------------------------
Income before income taxes                                1,924            2,201

Income taxes                                                -              2,048
                                                    ----------------------------

Net income for the year                            $      1,924     $        153
--------------------------------------------------------------------------------










The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                                                                Tax Depot Inc.
                       Consolidated Statement of Changes in Financial Position

For the year ended August 31                               1997             1996
--------------------------------------------------------------------------------
In Canadian Dollars



Cash provided by (used in)

Operating activities

    Net income for the year                           $  1,924       $      153
     Items not involving cash
      Amortization                                       9,424               -
                                                      --------------------------
                                                        11,348              153

Changes in non-cash working capital balances
   Accounts receivable                                 146,091          (57,793)
   Prepaid expenses                                     (1,636)           5,043
   Due from related parties                              3,130          (10,480)
   Accounts payable and accrued liabilities            (37,821)           9,351
   Income taxes recoverable/payable                     (3,996)             348
                                                      --------------------------
                                                       127,116          (53,378)
                                                      --------------------------
Investing activities
 Purchase of capital assets                           (108,423)             -
 Purchase of goodwill                                  (35,032)             -
                                                      --------------------------
                                                      (143,455)             -

Increase (decrease) in cash position during the year   (16,339)         (53,378)

Cash position, beginning of year                       (25,998)          27,380
                                                      --------------------------

Cash position, end of year                             (42,337)         (25,998)
--------------------------------------------------------------------------------

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements

                                                                  Tax Depot Inc.
                                     Summary of Significant Accounting Policies

August 31, 1997
------------------------------------------------------------------------------
In Canadian Dollars

Nature of Business

The company is incorporated under the Companies Act of Manitoba and is engaged in providing services including personal income tax return preparation and personal income tax refund discounting throughout company-owned operations and franchised agents.

Basis of Consolidation

These financial statements have been prepared using the purchase method of consolidation. The assets and liabilities of the acquired companies are initially recorded at their cost. The results of operations of the acquired companies are included from the dates of acquisition. All significant intercompany transactions and balances have been eliminated on consolidation.

The following subsidiaries' assets, liabilities, and operations are included in these financial statements:

U & R/Tax Depot (Alberta) Inc.               -100% owned
U & R Tax Services (N.S.) Limited            -100% owned

Capital Assets

Capital assets are stated at cost less accumulated amortization. Amortization based oil the estimated useful life of the asset is calculated as follows:

Office equipment ID% to 30% straight line Leasehold Improvements straight line over term of lease

Other Assets

Goodwill is stated at cost less accumulated amortization. Amortization of goodwill is provided on a straight line basis over its estimated useful life of 10 years.

Financial Instruments

The company's financial instruments consist of accounts receivable, income taxes recoverable, bank overdraft, accounts payable and accrued liabilities, income taxes payable and due to related parties. Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

                                                                  Tax Depot Inc.
                                    Notes to Consolidated Financial Statements
August 31, 1997
------------------------------------------------------------------------------
In Canadian Dollars



1. Capital Assets                                1997                      1996

                              Cost        Accumulated       Cost     Accumulated
                                          Amortization              Amortization

Office equipment            $101,336      $  5,921          $  -     $    -
-
Leasehold Improvements         7,087                           -          -
                            ----------------------------------------------------
-

                            $108,423      $  5,921          $  -     $    -
                            ----------------------------------------------------
-

Net book value                     $       102,502                   $    -
                                   ---------------------------------------------

--------------------------------------------------------------------------------



2. Other Assets                         1997                        1996


                              Cost        Accumulated       Cost    Accumulated
                                          Amortization             Amortization



Goodwill                    $ 35,032      $  3,504          $  -     $    -
                        --------------------------------------------------------




Net book value                            $ 31,528                   $    -
                                          --------------------------------------

                                                                  Tax Depot Inc.
                                    Notes to Consolidated Financial Statements


August 31, 1997
------------------------------------------------------------------------------
In Canadian Dollars

3. Related Party Transactions

The following table summarizes the company's related party transactions for the year:

                                                     1997              1996
                                                   --------------------------

Sales of services to direct parent company          $ 1,931,275    $ 2,058,006
Rental of asset from direct parent company               34,943         31,948
Interest oil, tax discounting advances from direct
  parent company                                         30,157         81,601


These transactions are in the normal course of operations, and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.


At the end of the year, the amounts due to related entities are as follows:

                                                    1997                1996
                                                    --------------------------

Direct parent company                               $   236,330    $   362,876
Wholly-owned subsidiary of parent company                90,631          7,234
Other entity under common control                        55,779            -

                                                    --------------------------
                                                    $   333,240    $   370,110




These balances are payable on demand and have arisen from the sale and purchase of services referred to above.

------------------------------------------------------------------------------

4.  Share Capital

                                                       1997           1996
                                                     ------------------------

Authorized
      Unlimited number of common shares

Issued
      100 common shares                             $       100    $       100

            PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.   Indemnification of Directors and Officers

           See "Indemnification of Directors and Officers" in Prospectus

Item 25.   Other Expenses of Issuance and Distribution

      Registration and filing fees:
      Securities and Exchange Commission:                    $   1,143

      Blue Sky:                                              *  11,170
      Printing:                                              *   6,500

      Accounting                                             *  10,000
      Total other expenses:                                  *  71,187
                                                              --------
      Total expenses:                                        *$100,000 5

*____________________
      *estimated


Item 26.   Recent Sales of Unregistered Securities

           In connection with incorporation of the Company in October 1996, John Hewitt purchased 1,000 shares of Class B Common Stock for $.10 per share. In December 1996, Mr. Hewitt contributed securities having an aggregate market value of $176,000 in exchange for 44,000 shares of Class B Common Stock. In July 1997, the Company sold 200,000 shares of Class A Common Stock, at $10.00 per share, to accredited investors in a private offering pursuant to Rule 506 promulgated under the Securities Act.

Item 27.   Exhibits




      10.4  Form of Franchise Agreement

      10.5  Franchise Disclosure Document

      23.1  Consent of Hamilton Dwyer & Company, P.C.

      23.2  Consent of BDO Dunwoody

---------------
    5 Offering expenses will comprise 3% of the maximum offering amount and 20% of the minimum offering amount.

      27    Financial data schedule


      99.2  Escrow Agreement

      99.3  Lock-Up Agreement


Item 28.    Undertakings

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


            If the Company registers securities in the future under Rule 415 of the Securities Act, the Company will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (ii) include any additional or changed material information in the plan of distribution. The Company will also treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering for determining liability under the Securities Act and file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.




                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on August 27, 1998

                        JTH TAX, INC.


                        By:  /s/  John T. Hewitt
                             ------------------------
                           JOHN T. HEWITT, Chairman,
                           Chief Executive Officer and President






      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        /s/  John T. Hewitt               Date:         August 27, 1998
-------------------------------------
JOHN T. HEWITT, Chairman, Chief
Executive Officer and President


       /s/  John K. Seal                  Date:         August  27, 1998
-------------------------------------
JOHN K. SEAL, Vice President of
Operations, Treasurer (Chief
Financial Officer and Chief
Accounting Officer) and Director


      /s/ Martha O'Gorman                 Date:         August 27, 1998
----------------------------------
MARTHA O'GORMAN, Vice President of
Marketing, and Director



     /s/ Donna  Halligan                  Date:         August 27, 1998
----------------------------------
DONNA HALLIGAN, Vice President of
Franchise Support, Secretary
and Director


    /s/ Kathleen Curry                    Date:         August 27, 1998
---------------------------------
KATHLEEN CURRY, Vice President of
Technology, Legal Counsel and Director

By:   /s/    John T. Hewitt                Date:        August 27, 1998
-----------------------------------
John T. Hewitt, as attorney-in-fact for
each such person pursuant to power of
attorney heretofore filed as part of this
Registration Statement

-------------------- COMPARISON OF NOTES --------------------


The Company also expects to open about 100 new franchised locations (90% in Canada and 10% in the United States), however, none of the proceeds will be allocated to the costs of these franchises.

-Next footnote-
Most of these new offices are expected to be opened in Canada, however, a small amount may be opened in the United States. The Company has not yet entered into any agreements for these new offices.

-Next footnote-
Existing tax practices are expected to be opened in both the Canadian and United States markets. The Company has not yet entered into any agreements to purchase these practices.

-Next footnote-
The Company will purchase less expensive practices if only the minimum offering proceeds are received.

-Next footnote-
Offering expenses will comprise 3% of the maximum offering amount and 20% of the minimum offering amount.